SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE

SECURITIES EXCHANGE ACT OF 1934

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Orchard Supply Hardware Stores Corporation
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May 7, 2012

TO THE STOCKHOLDERS OF

ORCHARD SUPPLY HARDWARE STORES CORPORATION:

You are cordially invited to attend the 2012 Annual Meeting of Stockholders (the “Annual Meeting”) of Orchard Supply Hardware Stores Corporation (the “Company”) on June 21, 2012, at 8:00 a.m. local time, which will be held at the Company’s principal offices, located at 6450 Via Del Oro, San Jose, California 95119.

Details of business to be conducted at the Annual Meeting are described in the Notice of Annual Meeting of Stockholders and Proxy Statement. At the Annual Meeting, the Company will present a report on its operations during the past year and respond to questions from stockholders. Accompanying this Proxy Statement is the Company’s 2011 Annual Report to Stockholders (the “Annual Report”).

The Company is pleased to take advantage of Securities and Exchange Commission rules that allow companies to furnish proxy materials to stockholders via the Internet. We believe that these rules allow us to provide our stockholders with the information they need, while lowering the costs of delivery and reducing the environmental impact of the Annual Meeting. On or about May 7, 2012, you were provided with a Notice of Internet Availability of Proxy Materials (the “Notice”) and provided access to our proxy materials via the Internet. The Notice also provides instructions on how to vote online or by telephone and includes instructions on how to receive a paper copy of the proxy materials by mail.

We hope that you will attend the Annual Meeting. Whether or not you plan to attend, you can ensure that your shares are represented at the Annual Meeting by promptly voting and submitting your proxy by telephone, via the Internet or, if you have received a paper copy of your proxy materials by mail, by completing, signing, dating and returning your proxy card in the envelope provided.

Sincerely yours,

MARK R. BAKER President and Chief Executive Officer

YOUR VOTE IS VERY IMPORTANT. Whether or not you plan to attend the Annual Meeting, we urge you to vote and submit your proxy by telephone, via the Internet or by mail in order to ensure the presence of a quorum. If you attend the Annual Meeting and do not hold your shares through an account with a brokerage firm, bank or other nominee, you will have the right to revoke the proxy and vote your shares in person. If you hold your shares through an account with a brokerage firm, bank or other nominee, please follow the instructions you receive from them to vote your shares and revoke your vote, if necessary.

ORCHARD SUPPLY HARDWARE STORES CORPORATION

6450 Via Del Oro

San Jose, California 95119

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held June 21, 2012

Dear Stockholder:

You are invited to attend the 2012 Annual Meeting of Stockholders (the “Annual Meeting”) of Orchard Supply Hardware Stores Corporation, a Delaware corporation (the “Company”), which will be held at the Company’s principal offices, located at 6450 Via Del Oro, San Jose, California 95119 on June 21, 2012, at 8:00 a.m. local time, for the following purposes:

1.	To elect eight nominees as directors to serve until the next Annual Meeting and until their successors have been elected and qualified.

2.	To ratify the selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending February 2, 2013.

3.	To vote on a non-binding advisory resolution regarding executive compensation.

4.	To vote on how frequently a non-binding advisory resolution regarding executive compensation will be submitted to stockholders in the future.

5.	To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

Stockholders of record at the close of business on April 23, 2012 are entitled to notice of, and to vote at, the Annual Meeting and any adjournment or postponement thereof. For ten days prior to the Annual Meeting, a complete list of stockholders entitled to vote at the Annual Meeting will be available for examination by any stockholder, for any purpose relating to the Annual Meeting, during ordinary business hours at our principal offices located at 6450 Via Del Oro, San Jose, California 95119.

For stockholders of record, this Notice of Annual Meeting also confirms and acknowledges that the Company will furnish without charge to each such stockholder who so requests the powers, designations, preferences and relative participating, optional or other special rights of each class of stock, or series thereof, of the Company and the qualifications, limitations or restrictions of such preferences and/or rights, which are fixed by the Amended and Restated Certificate of Incorporation of the Company. Any such request should be directed to the Secretary of the Company.

By order of the Board of Directors,

MICHAEL W. FOX
Secretary

San Jose, California

May 7, 2012

IMPORTANT: Please vote and submit your proxy by telephone, via the Internet or, if you have received a paper copy of the proxy materials by mail, by completing and promptly mailing your proxy card in the postage-paid envelope provided to assure that your shares are represented at the Annual Meeting.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING TO BE HELD ON JUNE 21, 2012

This Proxy Statement relating to the Annual Meeting and the Annual Report for the year ended January 28, 2012 are available at www.proxyvote.com.

PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS

The accompanying proxy is solicited by the Board of Directors of Orchard Supply Hardware Stores Corporation, a Delaware corporation (“Orchard,” “Company,” “we,” “us,” and “our”), for use at its 2012 Annual Meeting of Stockholders to be held on June 21, 2012, or any adjournment or postponement thereof (the “Annual Meeting”), for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders (the “Notice”). This Proxy Statement and the enclosed proxy are being made available to stockholders on or about May 7, 2012.

SOLICITATION AND VOTING

Voting Securities. Only stockholders of record as of the close of business on April 23, 2012 (the “Record Date”) will be entitled to vote at the Annual Meeting and any postponement or adjournment thereof. As of the Record Date, there were 4,810,588 shares of Class A common stock of the Company (the “Class A Common Stock”) outstanding, 8,644.06788 shares of Class B common stock (the “Class B Common Stock”) outstanding, 1,194,000 shares of Class C common stock (the “Class C Common Stock” and together with the Class A Common Stock and the Class B Common Stock, the “Common Stock”) outstanding and 4,806,000 shares of Series A Preferred Stock (the “Series A Preferred Stock”) outstanding. Each stockholder of record as of the Record Date is entitled to one vote for each share of Class A Common Stock held by him or her, one-tenth of a vote for each share of Class B Common Stock held by him or her, or one vote for each share of Class C Common Stock held by him or her. Our Series A Preferred Stock is nonvoting capital stock. All actions submitted to a vote of stockholders are voted on by holders of the Common Stock voting together as a separate class with any one or more classes or series of capital stock of the Company entitled to vote thereon, except for the election of directors, certain amendments to the terms of the Preferred Stock and as otherwise required by law. By virtue of their ownership, and as permitted under our Amended and Restated Certificate of Incorporation (the “Restated Certificate”), the holders of Class B Common Stock and Class C Common Stock are entitled to elect, voting as a separate class, two directors to our Board (the “Class B/C Directors”). The holders of our Class B Common Stock and Class C Common Stock are entitled to vote together with the holders of our Class A Common Stock on all matters submitted to a vote, other than the election of directors who are not Class B/C Directors.

Our Bylaws provide that the holders of a majority of the voting power of all of the shares of the stock entitled to vote thereat, present in person or by proxy, shall constitute a quorum for all purposes at the Annual Meeting, unless or except to the extent that the presence of a larger number may be required by law or by the rules of any stock exchange upon which the Company’s securities are listed. Where a separate vote by a class or classes or series (in the case of a series, whether one or more series) is required, the holders of a majority of the voting power of the shares of such class or classes or series (in the case of a series, whether one or more series) present in person or represented by proxy shall constitute a quorum entitled to take action with respect to that vote on that matter. Votes for and against, abstentions and “broker non-votes” will each be counted as present for purposes of determining the presence of a quorum.

Broker Non-Votes. A broker non-vote occurs when a broker submits a proxy card with respect to shares held in a fiduciary capacity (typically referred to as being held in “street name”) but declines to vote on a particular matter because the broker has not received voting instructions from the beneficial owner. Under the rules that govern brokers who are voting with respect to shares held in street name, brokers have the discretion to vote such shares on routine matters, but not on non-routine matters. Routine matters include the ratification of selection of auditors. Non-routine matters include the election of directors and the approval of the advisory resolution on our Named Executive Officers’ (the “NEOs”) compensation.

Solicitation of Proxies. We will bear the cost of soliciting proxies. In addition to soliciting stockholders by mail through our employees, we will request banks, brokers and other custodians, nominees and fiduciaries to solicit customers for whom they hold our stock and will reimburse them for their reasonable, out-of-pocket costs.

We may use the services of our employees, officers, directors and others to solicit proxies, personally or by telephone, without additional compensation.

Voting of Proxies. Stockholders whose shares are registered in their own names may vote (1) by returning a proxy card, (2) via the Internet at www.proxyvote.com, or (3) by telephone at 1-800-690-6903. Specific instructions to be followed by any registered stockholder interested in voting via the Internet or by telephone are set forth in the notice by mail described below or, if you receive a paper copy of the proxy materials, on the proxy card provided.

“Notice and Access” Model. The SEC’s proxy rules set forth how companies must provide proxy materials. These rules are often referred to as “notice and access.” Under the notice and access model, a company may select either of the following options for making proxy materials available to stockholders: (i) the full set delivery option; or (ii) the notice only option. A company may use a single method for all its stockholders, or use full set delivery for some while adopting the notice only option for others.

Under the full set delivery option a company delivers all proxy materials to its stockholders by mail or, if a stockholder has previously agreed, electronically. In addition to delivering proxy materials to stockholders, the company must post all proxy materials on a publicly-accessible web site (other than the SEC’s web site) and provide information to stockholders about how to access that web site and the hosted materials. Under the notice only option, instead of delivering its proxy materials to stockholders, the company instead delivers a “Notice of Internet Availability of Proxy Materials” which outlines (i) information regarding the date and time of the meeting of stockholders as well as the items to be considered at the meeting; (ii) information regarding the web site where the proxy materials are posted; and (iii) various means by which a stockholder can request paper or email copies of the proxy materials.

In connection with the Annual Meeting, we have elected to use the notice only option. Accordingly, you should have received a notice by mail instructing you how to access proxy materials at www.proxyvote.com and providing you with a control number you can use to vote your shares. You may request that the Company deliver paper copies of the proxy materials as well.

All valid proxies received before the Annual Meeting will be exercised. All shares represented by a proxy will be voted, and where a proxy specifies a stockholder’s choice with respect to any matter to be acted upon, the shares will be voted in accordance with that specification. If no choice is indicated on the proxy, the shares will be voted in favor of the proposal. A stockholder whose shares are registered in their own name has the power to revoke his or her proxy at any time before it is exercised by delivering to the Secretary of the Company a written instrument revoking the proxy or a duly executed proxy with a later date, or by attending the Annual Meeting and voting in person. If you hold shares in street name, through a bank, broker or other nominee, please contact the bank, broker or other nominee to revoke your proxy.

Annual Meeting Attendance

You are entitled to attend the Annual Meeting only if you were a Company stockholder as of the Record Date or you hold a valid proxy for the Annual Meeting. Since seating is limited, admission to the Annual Meeting will be on a first-come first-served basis. You should be prepared to present photo identification for admittance. If you are not a stockholder of record but hold shares as a beneficial owner through a broker, bank, trustee or nominee (i.e., in street name), you should provide proof of beneficial ownership as of the Record Date, such as your most recent account statement prior to the Record Date, a copy of the voting instruction card provided by your broker, bank, trustee or nominee, or other similar evidence of ownership. In addition, the Notice will serve as proof of stock ownership as of the Record Date.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

In accordance with the Restated Certificate, the current size of the Board of Directors of the Company (hereinafter referred to as the “Board” or the “Board of Directors”) is ten members and there are currently ten members serving. The terms of the current directors expire upon the election and qualification of the directors to be elected at the Annual Meeting. The Board has nominated eight persons for election at the Annual Meeting to serve until the 2013 Annual Meeting of Stockholders and until their successors are duly elected and qualified. All nominees for election to the Board are presently directors of the Company. Under the Restated Certificate, the holders of our Class B Common Stock and Class C Common Stock, voting together as a single class, are currently entitled to elect two additional directors. Set forth below is information regarding the nominees to the Board for election as a director.

Each nominee has agreed to be named in this Proxy Statement and to serve if elected. If any of the nominees declines to serve or becomes unavailable for any reason, or if a vacancy occurs before the election (although we know of no reason to anticipate such an occurrence), the proxies may be voted for such substitute nominee(s) as we may designate.

If a quorum is present and voting, each of the eight nominees receiving the highest number of votes cast “for” such nominee will be elected. Proxies cannot be voted for more than eight nominees. Abstentions, “broker non-votes” and withheld votes will not count towards the election of any director nominee.

The eight Company nominees to the Board to serve until the 2013 Annual Meeting of Stockholders and until their successors have been duly elected and qualified are as follows:

Name	Age	Director Since
William C. Crowley	55	2005
Mark R. Baker	54	2011
Mark A. Bussard	48	2011
Kevin R. Czinger	53	2011
Susan L. Healy	46	2011
Steven L. Mahurin	53	2011
Karen M. Rose	64	2011
Bryant W. Scott	57	2011

As permitted under our Restated Certificate, the holders of our Class B Common Stock and Class C Common Stock, voting as a separate class, have indicated their intent to elect Matthew D. Cwiertnia and David B. Kaplan as Class B/C Directors to serve on the Board until the next Annual Meeting and until their successors have been duly elected and qualified. Their respective ages and dates of prior service on the Board are as follows:

Name	Age	Director Since
Matthew D. Cwiertnia	41	2005
David B. Kaplan	45	2005

The principal occupations and qualifications of each of the eight Company nominees for director and the two director nominees to be elected by the holders of our Class B Common Stock and Class C Common Stock, voting as a separate class, are as follows. There are no family relationships among any of our directors or executive officers.

Company Nominees to the Board

WILLIAM C. CROWLEY has been a member of our Board since November 2005. He is the President and Chief Operating Officer of ESL Investments, Inc. (“ESL”), and has served in that capacity since 1999. From March 2005 to January 2011, Mr. Crowley served as an Executive Vice President of Sears Holdings Corporation (“Sears Holdings”), and from September 2005 to January 2011, as its Chief Administrative Officer. From March 2005 to September 2006, he also served as Chief Financial Officer of Sears Holdings and from January 2007 to October 2007 as interim Chief Financial Officer. From 2003 to 2005, Mr. Crowley was as an officer of Kmart Holding Corporation and, since December 2006, he has served as Chairman of the board of directors of Sears Canada Inc., and from March 2005 he has been a director of Sears Canada Inc. He is currently a director of AutoNation, Inc., an automotive retailer, and AutoZone, Inc., a retailer and distributor of automotive replacement parts and accessories. From March 2005 to May 2010, Mr. Crowley served as a director of Sears Holdings. We believe that Mr. Crowley possesses specific attributes that qualify him to serve as a member of our Board of Directors, including extensive executive, financial and operational experience in the retail industry as well as substantial investment and financial market knowledge.

MARK R. BAKER has been President and Chief Executive Officer and a member of our Board since March 2011. From 2008 to 2010, Mr. Baker served as President and Chief Operating Officer of The Scotts Miracle-Gro Co., a leading manufacturer and marketer of branded consumer lawn and garden products. From 2002 to 2008, Mr. Baker served as Chief Executive Officer and President of Gander Mountain Company, an outdoor retailer specializing in hunting, fishing and camping gear. From 1997 to 2001, Mr. Baker held various positions with The Home Depot, Inc., lastly serving as Chief Merchandising Officer and Executive Vice President of Merchandising. We believe that Mr. Baker possesses specific attributes that qualify him to serve on our Board of Directors, including his experience in managing and acting as a director of a publicly traded company as well as experience as a director of private retail companies.

MARK A. BUSSARD has been Senior Vice President, Operations since June 2011 and a member of our Board since December 2011. From 1994 to 2010, Mr. Bussard held various positions with Gander Mountain Company, an outdoor retailer specializing in hunting, fishing and camping gear, lastly serving as Senior Vice President of Retail Sales. We believe that Mr. Bussard possesses specific attributes that qualify him to serve as a member of our Board of Directors, including extensive experience in the retail industry and his experience as a manager.

KEVIN R. CZINGER joined our Board in December 2011. Mr. Czinger has been the Senior Strategic Advisor of CODA Automotive, Inc., an electric car and battery company, since January 2011. From January 2008 to December 2010, Mr. Czinger served as Co-Founder, President and Chief Executive Officer of CODA Automotive, where he oversaw the management and strategic direction of the company. From October 2005 to April 2007, he was a Co-Founder and Managing Principal of San Shan Partners Limited, a private equity fund based in China. Previously, he served as a partner and Senior Managing Director at Fortress Private Equity, an alternative asset management firm and an Entrepreneur-in-Residence at Benchmark Capital. We believe that Mr. Czinger possesses specific attributes that qualify him to serve as a member of our Board of Directors, including extensive executive and management experience.

SUSAN L. HEALY joined our Board in December 2011. From June 2010 to February 2011, Ms. Healy was the Chief Financial Officer at Virent Energy Systems, Inc. and from April 2006 to August 2009, she was Senior Vice President and Chief Financial Officer at Lands’ End, Inc. From December 2004 to April 2006, Ms. Healy served as the Chief Financial Officer of East Coast Power LLC and as co-Chief Financial Officer of Cogentrix Energy, Inc. From January 2004 to April 2006, she served as a Vice President of J. Aron and Company, a subsidiary of The Goldman Sachs Group Inc., and from September 2000 to January 2004, Ms. Healy worked as a Vice President, Corporate Treasury at Goldman Sachs. From April 1998 to September 2000, she worked as a Vice President, Investment Banking and from August 1994 to April 1998 as an Associate at Goldman Sachs. We believe that Ms. Healy possesses specific attributes that qualify her to serve as a member of our Board of Directors, including extensive financial reporting, internal control, management and financial analysis experience.

STEVEN L. MAHURIN has been Executive Vice President, Merchandising since May 2011 and a member of our Board since December 2011. From 2008 to 2011, Mr. Mahurin was Executive Vice President of Merchandising for Office Depot, Inc. From 2004 to 2008, Mr. Mahurin was Senior Vice President, Chief Merchandising Officer for True Value Company, a $2 billion hardware cooperative. From 2002 to 2004, Mr. Mahurin was Vice President of Merchandising and Marketing at Golf and Tennis Pro Shop, Inc. From 1989 to 2002, Mr. Mahurin held various positions with The Home Depot, lastly serving as Senior Vice President of Merchandising. We believe that Mr. Mahurin possesses specific attributes that qualify him to serve as a member of our Board of Directors, including extensive experience in the retail hardware industry and his experience as a manager.

KAREN M. ROSE joined our Board in December 2011. Since January 2009, Ms. Rose has been the Chair of the board of directors of Maidenform Brands, Inc. and from January 2005 a director of Maidenform. She also serves as Chair of Maidenform’s audit committee and is a member of its compensation and nominating and governance committees. From December 1997 until her retirement in October 2003, Ms. Rose was Group Vice President and Chief Financial Officer of The Clorox Company. Prior to that, Ms. Rose held various management positions including Director of Finance, Household Products Company and Vice President and Treasurer since joining Clorox in 1978. Ms. Rose currently serves on the board of directors of Wilton Brands, Inc., where she chairs the audit committee and is a member of its nominating and governance committee. From 2004 to 2006, Ms. Rose served on the board of directors of Fairmont, Inc. And from 2006 to 2010 she served on the board of directors of Bare Escentuals, Inc. We believe that Ms. Rose possesses specific attributes that qualify her to serve as a member of our Board of Directors, including extensive management, financial and director experience with public companies.

BRYANT W. SCOTT joined our Board in December 2011. Since November 2009, Mr. Scott has been the President and Chief Operating Officer of Floor and Décor Outlets of America Inc. From October 2005 to October 2009, he was the President and CEO of Game On Retail Services, providing retail consulting primarily focused in China and Taiwan. From February 2003 to September 2005, Mr. Scott was the Co-Founder and Senior Vice President of Merchandising for Home Decor Liquidators. In 1980, Mr. Scott joined The Home Depot, Inc. when the company had three stores and then spent twenty-three years with the company, where he held a variety of positions, including lot man, Hardware Sales Associate, Assistant Store Manager, Store manager, Regional Manager, Vice President of Operations for the West Coast, Vice President of Merchandising for the Southeast U.S. and President of the EXPO Design Center. We believe that Mr. Scott possesses specific attributes that qualify him to serve as a member of our Board of Directors, including extensive experience in the retail home improvement industry and as a manager.

Class B/C Nominees to the Board

MATTHEW D. CWIERTNIA has been a member of our Board since November 2005. He is a Senior Partner in the Private Equity Group of Ares Management LLC. Prior to joining Ares in 2005, Mr. Cwiertnia worked in the Financial Sponsors Group of Credit Suisse First Boston (“CSFB”) providing advisory and financing services to financial sponsors and their portfolio companies. Prior to CSFB, Mr. Cwiertnia was a member of the Investment Banking Department of Donaldson, Lufkin & Jenrette Securities Corp. (“DLJ”), primarily focused on high yield financings, restructurings and private equity placements. Prior to DLJ, Mr. Cwiertnia was at Jefferies & Co. Inc. in the Investment Banking Group. Mr. Cwiertnia currently serves on the boards of directors of Sotera Defense Solutions, Inc. and Stream Global Services, Inc., and he also serves on the Investment Committee, Finance Committee and Board of Governors of The UCLA Foundation which manages over $1 billion of endowed assets. We believe that Mr. Cwiertnia possesses specific attributes that qualify him to serve as a member of our Board of Directors, including in-depth knowledge of our industry and extensive management experience and knowledge of investment banking and private equity.

DAVID B. KAPLAN has been a member of our Board since November 2005. He is a founding member and Senior Partner of Ares Management LLC, where he serves on the Executive Committee and co-heads the

Private Equity Group. From June 2000 to April 2003, Mr. Kaplan was a Senior Principal at Shelter Capital Partners, LLC. From 1991 to 2000, Mr. Kaplan was a Senior Partner of Apollo Management, L.P. during which time he completed multiple private equity investments from origination through exit. Prior to Apollo Management, Mr. Kaplan was a member of the Investment Banking Department at DLJ. He currently serves as Chairman of the board of directors of the 99¢ Only Stores, and as a member of the boards of directors of Floor and Décor Outlets of America, Inc., Stream Global Services, Inc. and GNC Holdings, Inc. Mr. Kaplan’s previous public company board of directors’ experience includes Maidenform Brands, Inc., where he served as Chairman, Dominick’s Supermarkets, Inc. and Allied Waste Industries Inc. Mr. Kaplan also serves on the Board of Governors of Cedars-Sinai Medical Center, is a Trustee of the Center for Early Education, is a Trustee of the Marlborough School, and serves on the Los Angeles Advisory Council to the University of Michigan. We believe that Mr. Kaplan possesses specific attributes that qualify him to serve as a member of our Board of Directors, including in-depth knowledge of our industry, extensive experience in investment banking and private equity and extensive knowledge and experience gained during his service as a director of both public and private companies, including in the retail and consumer products industries.

Background information on the executive officers of the Company other than Messrs. Baker, Mahurin and Bussard can be found in our Annual Report on Form 10-K filed with the SEC on April 27, 2012 under the heading “Executive Officers.”

Recommendations of the Board of Directors

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ALL OUR NOMINEES NAMED ABOVE.

CORPORATE GOVERNANCE

Director Independence

The Board of Directors has determined that Matthew D. Cwiertnia, Kevin R. Czinger, Karen M. Rose, David B. Kaplan, and Bryant W. Scott, have no relationship which, in the opinion of the Board of Directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and each is an “independent director” as defined by the applicable NASDAQ rules and the rules and regulations of the Securities and Exchange Commission (the “SEC”). Because Susan H. Healy served as Chief Financial Officer of Lands End, a subsidiary of Sears Holdings, through September 2009 (see Certain Relationships and Related Party Transactions below), Ms. Healy will not be an “independent director” until September 2012. As a result, we are not in compliance with the requirement set forth in NASDAQ Listing Rule 5605(b)(1) that listed companies maintain a board composed of a majority of independent directors. Therefore, the Board of Directors has determined to avail ourselves of NASDAQ Listing Rule 5615(b) which permits a company to phase-in its compliance with the requirement that a majority of the Board be deemed independent. That phase-in period is one-year from our initial listing with the NASDAQ.

In determining the independence of our directors, the Board of Directors has adopted the independence standards that mirror the criteria specified by applicable law and regulations of the SEC and the NASDAQ. In making the determination of independence of our non-management directors, the Board of Directors evaluated the independence of William C. Crowley in connection with his prior position as Executive Vice President and Chief Administrative Officer of Sears Holdings, Ms. Healy in connection with her position with Lands End as described above, and Messrs. Cwiertnia and Kaplan in connection with their respective relationships with ACOF I, LLC (“ACOF”), the holder of the Class C Common Stock, as well as the payment of certain fees to ACOF under a management services agreement between us and ACOF.

Board Leadership Structure

The current policy, as set forth in our published Corporate Governance Guidelines, is that the positions of Chairman of the Board and Chief Executive Officer should be held by separate persons, subject to the Board’s determination to change the policy. Our leadership structure enhances accountability of our Chief Executive Officer to the Board, balances power on our Board and encourages balanced decision making. We also separate the roles in recognition of the differences in roles. While the Chief Executive Officer is responsible for the day-to-day leadership of the Company and the setting of strategic direction, the Chairman of the Board provides guidance to the Board, sets the agenda for Board meetings, in consultation with the Chief Executive Officer, and presides over the meetings of the full Board and the meetings of the Board’s non-management directors. Our current Chairman is William C. Crowley. The Board believes that Mr. Crowley is best situated to serve as Chairman because he is one of our longest-tenured directors, is an executive officer of the Company’s largest stockholder, possesses detailed and in-depth knowledge of the issues, opportunities and challenges facing the Company, and is thus best positioned to develop agendas that ensure that the Board’s time and attention are focused on the most critical matters.

The Company’s independent directors bring experience, oversight and expertise from outside the Company, while the Board members which are part of the Company’s management bring Company-specific experience and expertise.

Our Board elects our President and Chief Executive Officer, Chief Financial Officer, Secretary and all executive officers. All executive officers serve at the discretion of our Board. Each of our executive officers devotes his or her full time to our affairs. Our directors devote time to our affairs as is necessary to discharge their duties. In addition, our Board has the authority to retain its own advisers to assist it in the discharge of its duties. There are no family relationships among any of our directors, officers or key employees.

Board’s Role in Risk Oversight

Our Board has an active role, as a whole and also at the committee level, in overseeing management of the risks we face. This role is one of informed oversight rather than direct management of risk. Our Board regularly reviews and consults with management on strategic direction, challenges and risks we face. Our Board also reviews and discusses with management quarterly financial results and forecasts. The Audit Committee of our Board oversees management of financial risks, and its charter tasks the committee to provide oversight of and review at least annually our risk management policies. The Compensation Committee of our Board is responsible for overseeing the management of risks relating to and arising from our executive compensation plans and arrangements. These committees provide regular reports to the full Board.

Management is tasked with the direct management and oversight of legal, financial, and commercial compliance matters, which includes identification and mitigation of associated areas of risk. The General Counsel provides regular reports of legal risks to our Board and committees. The Chief Financial Officer provides regular reports to the Audit Committee concerning financial, tax and audit related risks. In addition, the Audit Committee receives periodic reports from management on our compliance programs and efforts, investment policy and practices and the results of various internal audit projects. Management and the Compensation Committee’s compensation consultant provide analysis of risks related to our compensation programs and practices to the Compensation Committee.

Certain Relationships and Related Party Transactions

Policy and Procedures Governing Related Party Transactions

The Company has adopted a written statement of policy regarding transactions with related persons, which we refer to as our “Policy Statement on Related Party Transactions.” Our policy requires that a “related person” (as defined in paragraph (a) of Item 404 of Regulation S-K) must promptly disclose to our General Counsel any “related person transaction” (defined as any transaction that is reportable by us under Item 404(a) of Regulation S-K in which we are or will be a participant and the amount involved exceeds $120,000 and in which any related person has or will have a direct or indirect material interest) in which such related person has or will have a direct or indirect material interest and all material facts with respect thereto. The General Counsel will promptly communicate such information to our Audit Committee or another independent body of our Board of Directors. No related person transaction will be entered into without the approval or ratification of our Audit Committee or another independent body of our Board of Directors. It is our policy that directors who may have an interest in a related person transaction will recuse themselves from any such vote. Our policy does not specify the standards to be applied by our Audit Committee or other independent body of our Board of Directors in determining whether or not to approve or ratify a related person transaction, and we accordingly anticipate that these determinations will be made in accordance with principles of law generally applicable to directors of a Delaware corporation.

Any request for us to enter into a transaction with an executive officer, director or employee, or any of such persons’ immediate family members or affiliates, must first be presented to our Audit Committee for review, consideration and approval. In approving or rejecting the proposed agreement, our Audit Committee will review each such transaction for potential conflicts of interest or improprieties in a manner consistent with our Policy Statement on Related Party Transactions.

Transactions with Related Persons

Indemnity Agreements. The Company has entered into indemnity agreements with its executive officers and directors which provide, among other things, that the Company will indemnify such executive officer or director, under the circumstances and to the extent provided for therein, for expenses, damages, judgments, fines and settlements he or she may be required to pay in actions or proceedings which he or she is or may be made a party by reason of his or her position as a director, officer or other agent of the Company, and otherwise to the fullest extent permitted under Delaware law and our Bylaws.

On December 30, 2011, we completed our spin-off (the “Spin-Off”) from Sears Holdings. In connection with the Spin-Off, the Company entered into a series of agreements with Sears Holdings. ESL Investments, Inc. and its related entities (“ESL”) owns 61.9% of the outstanding Common Stock of Sears Holdings, based on the Proxy Statement filed by Sears Holdings on March 16, 2012. The Company paid Sears Holdings $15,000 in Fiscal 2011 for providing certain support services pursuant to a transition services agreement. In Fiscal 2011, under an appliances agreement, the Company sold its entire inventory of major appliances to Sears Holdings for $1,900,000 in cash, and Sears Holdings paid the Company commissions of $412,700 on sales by the Company of certain consigned merchandise. In Fiscal 2011, the Company paid Sears Holdings an aggregate of $119,677 for sales of certain Sears Holdings-branded products pursuant to three brands license agreements. Finally, a tax sharing agreement entered into in 2005 governs the respective rights, responsibilities and obligations of the Company and Sears Holdings with respect to, among other things, liabilities for U.S. federal, state, local and other taxes and addresses the preparation and filing of tax returns for such taxes and disputes, if any, with taxing authorities.

Stockholders’ Agreement. In connection with the Spin-Off, the Company, ESL, Edward S. Lampert, William C. Crowley and ACOF entered into the Second Amended and Restated Stockholders Agreement (the “Stockholders’ Agreement”). The Stockholders’ Agreement was effective immediately following the Spin-Off and provides certain rights and obligations to the parties thereto, including certain voting rights, including board elections, protective provisions and consent rights, rights of first refusal and tag-along rights with respect to transfers by parties to the agreement, preemptive rights with respect to securities offerings by the Company, registration rights and certain restrictions on stock acquisitions by parties during the six-month period, subject to extension, following the Spin-Off.

Other than the foregoing, there were no relationships or related party transactions in or since the end of Fiscal 2011, or any proposed relationships or related party transactions, requiring disclosure in this Proxy Statement.

Executive Sessions

Non-management directors regularly meet in executive session without management present each time our Board of Directors holds its regularly scheduled meetings.

Committees and Meeting Attendance

The Board of Directors has a standing Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. Each of these committees operates under a written charter adopted by the Board of Directors. Copies of these charters can be obtained on our website by going to http://ir.osh.com and following the “Corporate Governance” link. The Board of Directors held six meetings during our fiscal year ended January 28, 2012 (“Fiscal 2011”). Each of the standing committees of the Board of Directors held the number of meetings indicated in the table below. During Fiscal 2011, each of our directors, except for Mr. Kaplan (who was not able to attend four of the six Board meetings), attended at least 75% of the total number of meetings of the Board of Directors and committees of the Board of Directors held during the period in which such director served. Directors are expected to make every effort to attend our annual meetings of stockholders.

The following table sets forth the three standing committees of the Board of Directors, the current and former members of each committee during Fiscal 2011 and the number of meetings held by each such committee during Fiscal 2011:

Name of Director	Audit Committee	Compensation Committee(6)	Nominating and Corporate Governance Committee(6)
Kevin R. Czinger(1)	Member	Chair
Matthew D. Cwiertnia(2)	Former Member	Member	Member
Susan L. Healy(3)	Chair		Member
Karen M. Rose(4)	Member	Member
Bryant W. Scott(5)			Chair
Number of Meetings	5	0	0

(1)	Mr. Czinger became a member of the Board and began serving on the Audit Committee on December 21, 2011.
(2)	Mr. Cwiertnia has been a member of the Board since November 2005 and began serving on our Compensation Committee and Nominating and Corporate Governance Committee on December 30, 2011. Mr. Cwiertnia was a member of our Audit Committee in Fiscal 2011 until December 30, 2011.
(3)	Ms. Healy became a member of the Board and began serving on the Audit Committee and Nominating and Corporate Governance Committee on December 30, 2011.
(4)	Ms. Rose has been a member of the Board and began serving on the Audit Committee and Compensation Committee on December 30, 2011.
(5)	Mr. Scott became a member of the Board and began serving on our Nominating and Corporate Governance Committee on December 30, 2011.
(6)	The Company did not have a Compensation Committee or Nominating and Corporate Governance Committee prior to December 30, 2011.

Audit Committee

The current members of the Audit Committee are Susan L. Healy (Chair), Kevin R. Czinger and Karen M. Rose.

Under the applicable rules of NASDAQ, in connection with the initial listing of the Company’s securities, the Company is permitted to phase in its compliance with the independent audit committee requirements set forth in Rule 5605(c)(2)(A) on the same schedule as is set forth in Rule 10A-3 under the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), that is, (1) one independent member at the time of listing; (2) a majority of independent members within 90 days of listing; and (3) all independent members within one year of listing.

Mr. Czinger and Ms. Rose are independent under the applicable rules of NASDAQ and Rule 10A-3 of the Exchange Act. We intend to comply with the independent audit committee requirements in the future in accordance with the phase-in compliance rules described above.

With the assistance of the Company’s legal counsel, the Nominating and Corporate Governance Committee reviewed the applicable legal standards and criteria to determine “audit committee financial expert” status, as well as the answers to annual questionnaires completed by the Board members. On the basis of this review, the Nominating and Corporate Governance Committee delivered a report to the full Board. The Board made a determination that all current members of the Audit Committee are “audit committee financial experts” based upon the Nominating and Corporate Governance Committee’s report and each Board member’s review of the information made available to the Audit Committee.

The Audit Committee operates under a written charter approved by the Board of Directors, a copy of which can be obtained on our website by going to http://ir.osh.com and following the “Corporate Governance” link. As more fully defined in the committee’s charter, the functions of the Audit Committee include reviewing and discussing with management and the independent registered public accounting firm, the Company’s annual audited financial statements and quarterly financial statements, retaining our independent registered public accounting firm, reviewing their independence, reviewing and approving the planned scope of our annual audit, reviewing and approving any fee arrangements with our independent registered public accounting firm, overseeing their audit work, reviewing and pre-approving any non-audit services that may be performed by them, reviewing the adequacy of accounting and financial controls, reviewing our critical accounting policies and reviewing and approving any related party transactions.

Additional information regarding the Audit Committee is set forth in the Report of the Audit Committee immediately preceding Proposal No. 2.

Compensation Committee

The current members of the Compensation Committee are Kevin R. Czinger (Chair), Karen M. Rose and Matthew D. Cwiertnia. Each of the members of the Compensation Committee is independent for purposes of the applicable NASDAQ rules. The Compensation Committee operates under a written charter approved by the Board of Directors, a copy of which can be obtained on our website by going to http://ir.osh.com and following the “Corporate Governance” link.

As more fully described in the committee’s charter, the primary function of the Compensation Committee is to assist the Board of Directors in managing compensation and development for the directors and executive officers. The Compensation Committee’s primary duties and responsibilities are to (i) establish and review the overall compensation philosophy; (ii) set compensation for executive officers and directors; and (iii) monitor incentive and equity-based compensation plans. The Compensation Committee’s charter does not provide for any delegation of these duties. In addition, the Compensation Committee has the authority under its charter to hire outside consultants and conduct such compensation reviews, investigations and/or surveys as the Compensation Committee may reasonably deem will provide such information as could reasonably and properly be required by the Compensation Committee in the exercise of its duties and responsibilities. In the fourth quarter of Fiscal 2011, the Company engaged the services of a consultant related to executive compensation matters.

In setting compensation for our members of the Board of Directors, our executive officers provide suggestions on the administration of compensation for our directors to the Compensation Committee. For a description of the role our executive officers play in determining or recommending the amount or form of executive compensation, please see the section below entitled “EXECUTIVE COMPENSATION—Compensation Discussion and Analysis.”

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee is or has been an officer or employee of the Company during Fiscal 2011. During Fiscal 2011, no member of the Compensation Committee had any relationship with the Company requiring disclosure under Item 404 of Regulation S-K. During Fiscal 2011, none of the Company’s executive officers served on the Compensation Committee or Board of Directors of another entity, any of whose executive officers served on the Company’s Compensation Committee or Board of Directors.

Nominating and Corporate Governance Committee

The current members of the Nominating and Corporate Governance Committee are Bryant W. Scott (Chair), Susan L. Healy and Matthew D. Cwiertnia.

Each of the members of the Nominating and Corporate Governance Committee is independent for purposes of the applicable NASDAQ rules. The Nominating and Corporate Governance Committee operates under a written charter approved by the Board of Directors, a copy of which can be obtained on our website by going to http://ir.osh.com and following the “Corporate Governance” link. As more fully defined in the committee’s charter, the Nominating and Corporate Governance Committee considers qualified candidates for appointment and nomination for election to the Board of Directors and makes recommendations concerning such candidates, develops corporate governance principles for recommendation to the Board of Directors and oversees the regular evaluation of our directors and management.

Director Nominations

The Nominating and Corporate Governance Committee annually evaluates the current members of the Board of Directors whose terms are expiring and who are willing to continue in service against the criteria set forth below in determining whether to recommend these directors for election. The Nominating and Corporate Governance Committee regularly assesses the needs of the Board of Directors for various skills, background and business experience in determining if the Board of Directors requires additional candidates for nomination. While the Nominating and Corporate Governance Committee does not have a formal policy on diversity with regard to consideration of director nominees, the Nominating and Corporate Governance Committee considers diversity in its selection of nominees and seeks to have a Board of Directors that brings to the Company a variety of perspectives and skills derived from high quality business and professional experience.

In fulfilling its responsibilities, the Nominating and Corporate Governance Committee considers, among other things, the following factors in reviewing possible candidates for nomination as director:

•	the minimum individual qualification, including strength of character, mature judgment, industry knowledge or experience, and an ability to work collegially with the other members of the Board; and

•

all other factors it considers appropriate, which may include age, gender, ethnic and racial background, existing commitments to other businesses, potential conflicts of interest with other pursuits, legal consideration such as antitrust issues, corporate governance background, financial and accounting background, executive compensation background and the size, composition and combined expertise of the existing Board.

Candidates for nomination as director come to the attention of the Nominating and Corporate Governance Committee from time-to-time through incumbent directors, management, stockholders or third parties. These candidates may be considered at meetings of the Nominating and Corporate Governance Committee at any point during the year. Such candidates are evaluated against the criteria set forth above. If the Nominating and Corporate Governance Committee believes at any time that it is desirable that the Board of Directors consider additional candidates for nomination, the Nominating and Corporate Governance Committee may poll directors and management for suggestions or conduct research to identify possible candidates and may engage, if the Nominating and Corporate Governance Committee believes it is appropriate, a third party search firm to assist in identifying qualified candidates.

The Nominating and Corporate Governance Committee will evaluate any recommendation for a Class A Director nominee proposed by a stockholder must comply with the stockholder proposal delivery requirements set forth in “STOCKHOLDER PROPOSALS TO BE PRESENTED AT NEXT ANNUAL MEETING.”

All directors and director nominees must submit a completed form of directors’ and officers’ questionnaire as part of the nominating process. The evaluation process may also include interviews and additional background and reference checks for non-incumbent nominees, at the discretion of the Nominating and Corporate Governance Committee.

The Nominating and Corporate Governance Committee will evaluate incumbent directors, as well as candidates for a director nominee submitted by directors, management and stockholders consistently using the criteria stated in its policy and will select the nominees that in the Nominating and Corporate Governance Committee’s judgment best suit the needs of the Board of Directors at that time.

Communications with Directors

Stockholders may communicate with any and all members of our Board of Directors by transmitting correspondence by mail or facsimile addressed to one or more directors by name (or to the Chairman, for a communication addressed to the entire Board of Directors) at the following address or fax number:

Name of the Director(s)

c/o Corporate Secretary

Orchard Supply Hardware Stores Corporation

6450 Via Del Oro

San Jose, California 95119

Fax: (408) 365-2799

Communications from our stockholders to one or more directors will be collected and organized by our Corporate Secretary under procedures approved by our independent directors. The Corporate Secretary will forward all communications to the Chairman of the Board of Directors, or to the identified director(s) as soon as practicable, although communications that are abusive, in bad taste or that present safety or security concerns may be handled differently. If multiple communications are received on a similar topic, the Corporate Secretary may, in his or her discretion, forward only representative correspondence.

The Chairman of the Board of Directors will determine whether any communication addressed to the entire Board of Directors should be properly addressed by the entire Board of Directors or a committee thereof. If a communication is sent to the Board of Directors or a Committee, the Chairman of the Board, or the Chairman of that committee, as the case may be, will determine whether a response to the communication is warranted. If a response to the communication is warranted, the content and method of the response will be coordinated with our General Counsel.

Code of Ethics

The Company has adopted a Code of Ethics that applies to all of its employees, including the Chief Executive Officer, Chief Financial Officer and other executive officers. A copy of the Code of Ethics can be obtained on the Company’s website by going to http://ir.osh.com and following the “Corporate Governance” link. The Company intends to post on its website any amendments to or waivers of the Company’s Code of Ethics. The information contained on the Company’s website is not part of this document.

Corporate Governance Guidelines

We have adopted Corporate Governance Guidelines that address the composition of the Board of Directors, criteria for membership on the Board of Directors and other Board of Directors governance matters. These guidelines can be obtained on our website by going to http://ir.osh.com and following the “Corporate Governance” link. A printed copy of the guidelines may also be obtained by any stockholder upon request in writing to c/o Corporate Secretary, Orchard Supply Hardware Stores Corporation, 6450 Via Del Oro, San Jose, California 95119, or by fax to (408) 365-2799.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee currently consists of Ms. Healy, Mr. Czinger and Ms. Rose. Ms. Healy is the Chair. The Audit Committee acts under a written charter adopted and approved by the Board of Directors in December 2011. The Board of Directors has determined that both Mr. Czinger and Ms. Rose meet the independence requirements set forth in Rule 10A-3 under the Securities Exchange Act of 1934, as amended, and the applicable rules of NASDAQ and that Ms. Healy, Mr. Czinger, and Ms. Rose each qualify as an audit committee “financial expert” under the rules of the SEC. In accordance with the NASDAQ phase-in compliance rules, the Company intends to comply with the NASDAQ independent audit committee requirement that the Audit Committee consist of all independent members by the one-year anniversary of the Company’s initial listing on NASDAQ.

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process, including the system of internal controls. In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed the audited financial statements in the Annual Report on Form 10-K for the fiscal year ended January 28, 2012 with management, which review included a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

The Audit Committee reviewed and discussed with Deloitte & Touche LLP (“Deloitte”), the Company’s independent registered public accounting firm, who is responsible for expressing an opinion on the conformity of those audited financial statements with accounting principles generally accepted in the United States of America, its judgment as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the Audit Committee under generally accepted auditing standards, including the Statement on Auditing Standards No. 61 (Communication with Audit Committees), as amended. The independent registered public accounting firm also provided the Audit Committee with the written disclosures required by applicable professional and regulatory standards relating to Deloitte’s independence from the Company, including the Public Company Accounting Oversight Board pertaining to the independent accountant’s communications with the Audit Committee concerning independence. The Audit Committee also reviewed and pre-approved all fees paid to the independent registered public accountants and considered whether Deloitte’s provision of non-audit services to the Company was compatible with the independence of the independent registered public accountants. The Audit Committee concluded that the independent registered public accountants are independent from the Company and its management.

The Audit Committee discussed with the Company’s independent registered public accounting firm the overall scope and plans for their audit. The Audit Committee met with the independent registered public accounting firm, with and without management present, to discuss the results of their examination, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Company’s Board of Directors, and the Board approved, that the Company’s audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended January 28, 2012 for filing with the SEC.

Submitted by the Audit Committee of the Board of Directors:

Susan L. Healy, Chair

Kevin R. Czinger

Karen M. Rose

PROPOSAL NO. 2

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC

ACCOUNTING FIRM

The Audit Committee of the Board of Directors requests that the stockholders ratify the selection of Deloitte as its independent registered public accounting firm to audit the consolidated financial statements of the Company for the fiscal year ending February 2, 2013 (“Fiscal 2012”). Deloitte has acted in such capacity since its appointment in fiscal year 2005.

A representative of Deloitte is expected to be present at the Annual Meeting with the opportunity to make a statement if the representative desires to do so, and is expected to be available to respond to appropriate questions. At the Annual Meeting, the stockholders are being asked to ratify the selection of Deloitte as the Company’s independent registered public accounting firm for Fiscal 2012. If the selection of Deloitte as auditors for Fiscal 2012 is not approved by the stockholders, the adverse vote will be considered by the Audit Committee in its decision to retain Deloitte as auditors for Fiscal 2012. Even if this selection is ratified, the Audit Committee, in its discretion, may direct the engagement of a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in the best interests of the Company and its stockholders.

Fees for Professional Services

The following table sets forth the aggregate fees billed to the Company for Fiscal 2011 and for the fiscal year ended January 29, 2011 (“Fiscal 2010”) by its independent registered public accounting firm, Deloitte:

	January 28, 2012 (52 weeks)	January 29, 2011 (52 weeks)
Audit Fees(1)(2)	$1,317,825	$400,100
Audit-Related Fees(3)	102,250
All Other Fees	—	—
Total Fees	$1,420,075	$400,100

(1)	Audit Fees consist of fees billed for professional services rendered for the audit of the Company’s consolidated annual financial statements and review of the interim consolidated financial statements for the quarterly reports, including those in our Registration Statement on Form S-1, and other services that are normally provided by our independent registered public accountants in connection with statutory and regulatory filings or engagements.
(2)	Approximately $296,118 of the total Audit Fees billed by Deloitte related to Fiscal 2011 was paid by Sears Holdings as the costs were incurred in connection with the Spin-Off and were therefore reimbursable by Sears Holdings.
(3)	Audit-Related Fees consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s consolidated financial statements and are not reported under “Audit Fees.”

The Audit Committee has considered whether the provisions of services described in the table above are compatible with maintaining auditor independence. Unless a type of service has received general pre-approval, it will require separate pre-approval by the Audit Committee. The independent registered public accounting firm and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval process. During Fiscal 2011 and Fiscal 2010, all fees paid to our independent auditors were pre-approved in accordance with this policy without exception.

Vote Required and Board of Directors Recommendation

Approval of this proposal requires the affirmative vote of a majority of the shares present or represented by proxy and entitled to vote on this proposal. If you hold your shares in your own name and abstain from voting on this matter, your abstention will have the same effect as a negative vote. If you hold your shares through a broker and you do not instruct the broker on how to vote on this proposal, your broker will have authority to vote your shares on a discretionary basis in favor of the proposal. Abstentions and broker non-votes will each be counted as present for purposes of determining the presence of a quorum.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE SELECTION

OF DELOITTE & TOUCHE LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC

ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING FEBRUARY 2, 2013.

PROPOSAL NO. 3

ADVISORY (NON-BINDING) VOTE

ON EXECUTIVE COMPENSATION (SAY-ON-PAY)

Background

Under the Dodd-Frank Wall Street Reform and Consumer Protection Act, or the Dodd-Frank Act, and Section 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), our stockholders have the opportunity to cast an advisory (non-binding) vote on executive compensation, commonly referred to as a “Say-on-Pay” vote, as well as an advisory vote with respect to whether future Say-on-Pay votes will be held every one, two or three years, which is the subject of Proposal No. 4 in this Proxy Statement.

The advisory vote on executive compensation is a non-binding vote on the compensation of our NEOs, as described in the Compensation Discussion and Analysis section, the tabular disclosure regarding such compensation, and the accompanying narrative disclosure, set forth in this Proxy Statement. Please read the Compensation Discussion and Analysis section of this Proxy Statement for a detailed discussion about our executive compensation programs, including information about the Fiscal 2011 compensation of our NEOs.

The advisory vote on executive compensation is not a vote on our general compensation policies, the compensation of our Board of Directors, or our compensation policies as they relate to risk management. The Exchange Act requires that we hold the advisory vote on executive compensation at least once every three years.

The Company’s executive compensation program and compensation paid to our NEOs are described in detail under the heading “EXECUTIVE COMPENSATION—Compensation Discussion and Analysis.” The Compensation Committee oversees the program and compensation awarded, adopting changes to the program and awarding compensation as appropriate to reflect the Company’s circumstances and to promote the Company’s commitment to competitive overall pay and pay-for-performance, with a substantial portion of each NEOs compensation being at-risk and subject to important performance measures aligned with long-term stockholder value.

The vote solicited by this Proposal No. 3 is advisory, and therefore is non-binding on the Company, our Board of Directors or our Compensation Committee, nor will its outcome require the Company, our Board of Directors or our Compensation Committee to take any action. Moreover, the outcome of the vote will not be construed as overruling any decision by the Company or the Board of Directors.

Furthermore, because this non-binding, advisory resolution primarily relates to the compensation of our NEOs that has already been paid or contractually committed, there is generally no opportunity for us to revisit these decisions. However, our Board of Directors, including our Compensation Committee, values the opinions of our stockholders and, to the extent there is any significant vote against the executive officer compensation as disclosed in this Proxy Statement, we will consider our stockholders’ concerns and evaluate what actions, if any, may be appropriate to address those concerns.

Stockholders will be asked at the Annual Meeting to approve the following resolution pursuant to this Proposal No. 3:

“RESOLVED, that the stockholders of Orchard Supply Hardware Stores Corporation approve, on an advisory basis, the compensation of the Company’s Named Executive Officers, disclosed pursuant to Item 402 of Regulation S-K in the Company’s definitive Proxy Statement for the 2012 Annual Meeting of Stockholders.”

Vote Required and Board of Directors Recommendation

Approval of this resolution requires the affirmative vote of a majority of the shares present or represented by proxy and entitled to vote on this proposal. If you hold your shares in your own name and abstain from voting on this matter, your abstention will have the same effect as a negative vote. If you hold your shares through a broker and you do not instruct the broker on how to vote on this proposal, your broker will not have authority to vote your shares. Broker non-votes will have no effect on the outcome of this vote. Abstentions and broker non-votes will each be counted as present for purposes of determining the presence of a quorum.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” APPROVAL

OF THE FOREGOING RESOLUTION.

PROPOSAL NO. 4

ADVISORY (NON-BINDING) VOTE ON THE FREQUENCY OF AN ADVISORY VOTE

ON EXECUTIVE COMPENSATION

In connection with Proposal No. 3 above seeking advisory approval of our executive compensation program, the Dodd-Frank Act and Section 14A of the Exchange Act also require that we include in this Proxy Statement a separate advisory (non-binding) stockholder vote to advise on whether the Say-on-Pay vote should occur every one, two or three years. You have the option to vote for any one of the three options, or to abstain on the matter. For the reasons described below, our Board of Directors recommends that our stockholders select a frequency of three years, or a triennial vote. We are required to solicit stockholder approval on the frequency of future Say-on-Pay proposals at least once every six years, although we may seek stockholder input more frequently.

Our Board of Directors believes that our current executive compensation programs directly link executive compensation to our financial performance and align the interests of our executive officers with those of our stockholders. Our Board of Directors believes that, of the three choices, submitting a non-binding, advisory Say-on-Pay resolution to stockholders every three years is the most appropriate choice, given the significant stockholder representation on our Board of Directors. Our Board of Directors believes that stockholder feedback every three years will be more useful as it will provide stockholders with a sufficient period of time to evaluate the overall compensation paid to our NEOs, the components of that compensation and the effectiveness of that compensation. The triennial Say-on-Pay vote will also provide stockholders with the benefit of assessing over a period of years whether the components of the compensation paid to our NEOs have achieved positive results for the Company. A three-year vote cycle also gives the Board of Directors and Compensation Committee sufficient time to thoughtfully consider the results of the advisory vote, to engage with stockholders to understand and respond to the vote results and effectively implement any appropriate changes to our executive compensation policies and procedures.

Our stockholders also have the opportunity to provide additional feedback on important matters involving executive compensation even in the years when Say-on-Pay votes do not occur. For example, the rules of the NASDAQ Global Market require that we seek stockholder approval for new employee equity compensation plans and material revisions thereto. Further, as discussed under the “Communications with Directors” section of this Proxy Statement, we provide stockholders with an opportunity to communicate directly with the Board of Directors, including on issues of executive compensation.

We understand that our stockholders may have different views as to what is the best approach for the Company, and we look forward to hearing from our stockholders on this Proposal 4. The Board of Directors will continue to engage with stockholders on executive compensation between stockholder votes.

You may cast your vote on your preferred voting frequency by choosing the option of three years, two years, one year, or abstain from voting when you vote in response to the resolution set forth below.

“RESOLVED, that the option of once every one year, two years or three years that receives the affirmative vote of the holders of a majority of the shares present or represented by proxy and entitled to vote at this Annual Meeting will be determined to be the preferred frequency of the stockholders with which Orchard Supply Hardware Stores Corporation is to hold a stockholder vote to approve, on an advisory basis, the compensation of its named executive officers, as disclosed pursuant to the Securities and Exchange Commission’s compensation disclosure rules.”

Vote Required and Board of Directors Recommendation

The option of three years, two years or one year that receives affirmative vote of a majority of the shares present or represented by proxy and entitled to vote on this resolution will be the frequency for the advisory vote on the compensation of our NEOs that has been selected by stockholders. However, because this vote is advisory and is not binding on our Board of Directors, the Board may decide that it is in the best interests of our stockholders and the Company to hold an advisory vote on executive compensation more or less frequently than the option approved by our stockholders. If you hold your shares in your own name and abstain from voting on this matter, your abstention will have the same effect as a negative vote. If you hold your shares through a broker and you do not instruct the broker on how to vote on this proposal, your broker will not have authority to vote your shares. Broker non-votes will have no effect on the outcome of this vote. Abstentions and broker non-votes will each be counted as present for purposes of determining the presence of a quorum. This vote may not be construed (1) as overruling a decision by the Company or our Board of Directors or (2) to create or imply any change or addition to the fiduciary duties of the Company or our Board of Directors.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE OPTION OF

ONCE EVERY THREE YEARS AS THE FREQUENCY WITH WHICH STOCKHOLDERS ARE

PROVIDED AN ADVISORY VOTE ON EXECUTIVE COMPENSATION, AS DISCLOSED

PURSUANT TO ITEM 402 OF REGULATION S-K OF THE SEC RULES.

Stockholders are not voting to approve or disapprove the Board of Directors’ recommendation. Stockholders may choose among the three choices included in the resolution set forth above or may vote to abstain on the matter.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Introduction

This Compensation Discussion and Analysis (“CD&A”) is intended to provide an explanation of our compensation program relating to Fiscal 2011, with particular focus on our Chief Executive Officer (“CEO”) and the other NEOs in the “Summary Compensation Table” that follows this discussion.

Executive Summary

As described above, we completed the Spin-Off on December 30, 2011. In connection with the Spin-Off, we addressed and continue to address, several legacy compensation-related practices as described below. In addition, we continue a dialogue with our largest stockholders, ESL and ACOF, to better understand their perspectives of the Company, including their views on our compensation practices. We believe the actions we have already taken, and the actions we plan to take in Fiscal 2012 and beyond, will lead to stockholder satisfaction of our executive compensation programs.

Overview of Compensation Objectives and Philosophy

Prior to the Spin-Off, we were a majority-owned indirect subsidiary of Sears Holdings and our approach to executive compensation was focused on providing total cash compensation commensurate with the levels necessary to attract and retain senior-level executives within our industry, as well as providing equity-based compensation that aligned the interests of our executive team with those of our shareholders.

Prior to the Spin-Off, we did not generally use, and did not have the need to use, many of the more formal compensation practices and policies employed by publicly traded companies subject to the executive compensation disclosure rules of the SEC and Section 162(m) of the Internal Revenue Code (the “Code”).

Prior to the Spin-Off, we did not have a separate compensation committee. As a result of the Spin-Off, we established the Compensation Committee that is responsible for setting policies for executive compensation and administering all cash-based and equity-based plans and programs for our senior management.

Compensation Determination Process

Prior to the Spin-Off, our Board of Directors, along with our CEO and our Human Resources executive, were responsible for making compensation decisions for our NEOs except that our CEO’s compensation was determined exclusively by our Board of Directors. Our Board of Directors relied on its judgment in making compensation decisions after reviewing factors including, but not limited to, our performance (including our short-term and long-term strategies and current economic and market conditions) and evaluating an executive officer’s performance during the year against our overall strategic goals and generally assessing an executive officer’s leadership qualities, business responsibilities, career with us, current compensation arrangements and long-term potential to enhance our value.

From and after the Spin-Off, the Compensation Committee will determine our compensation programs and policies depending on the position and responsibility of each executive officer as well as seeking to closely align the interests of our executive officers with the interests of our stockholders by developing compensation programs to reward our executive officers for the achievement of short-term and long-term strategic goals and operational objectives and the achievement of increased stockholder returns, while at the same time avoiding the encouragement of unnecessary or excessive risk-taking.

The primary objectives of our executive compensation program were and continue to be as follows:

•	Deliver pay for achieving strategic goals and objectives, such as profitability;

•	Deliver pay for achieving individual management objectives that relate to our strategies;

•	Drive specific operational goals of our executive officers;

•	Support our core values; and

•	Attract and retain strong talent.

However, we do not specifically weigh these goals and objectives in our assessment of executive compensation arrangements, and we may not rely on these goals exclusively in making compensation decisions. We have designed our compensation packages to not only reward past performance, but also to proactively encourage long-term future performance through a combination of cash and equity incentive awards. We strive to continue to be competitive in a challenging economic environment, with the ultimate objective of improving stockholder value. In addition, we work to ensure that our compensation program is perceived as fundamentally fair to all stockholders.

Role of Senior Management and Consultant in Compensation Decisions

The compensation package of our CEO was determined as a result of arm’s length negotiations with our Board of Directors at the time he commenced employment with us. Compensation for the other NEOs was determined by our CEO (current or past) and the Human Resources executive, and approved by our Board of Directors. Generally, the compensation packages of our NEOs were determined at levels commensurate with each executive officer’s position and scope of responsibilities with us. While our Board of Directors, our CEO and our Human Resources executive took into consideration various factors as noted above (none of which was individually weighted) in determining our executive compensation packages, no specific methodology or decision making process was utilized in making such decisions. In addition, the compensation packages for our newly hired NEOs were generally the product of arm’s length negotiations with each such NEO.

After the Spin-Off, the Compensation Committee, in setting executive compensation, while not delegating any of its functions to others, includes the participation of several members of senior management in the committee’s executive compensation process. For example, the Compensation Committee takes and will take into consideration recommendations of our CEO, based on performance reviews he conducts with each of the executive officers, including the NEOs. Our CEO does not participate in discussions regarding his own compensation.

In November 2011, we retained the Hay Group as a compensation consultant to assist the Compensation Committee in its review of executive equity based compensation and specifically how to convert Class B Common Stock equity awards or promises of equity awards into Class A Common Stock equity based compensation. The Compensation Committee has used the findings and recommendations of the compensation consultant in determining the Class A Common Stock equity based compensation to offer to senior management in exchange of, or lieu of, the Class B Common Stock equity-based compensation awards or promises of awards held by such senior management and to take into consideration the Company’s priorities in its recommendations and to properly incentivize actions that improve Company performance and are reasonable when compared to the equity based compensation for similarly situated companies or situations. In addition, the Compensation Committee believes that the engagement of an independent consultant from time-to-time helps enhance the overall independence of the Compensation Committee’s decision-making. The Compensation Committee intends to continue retaining the services of third-party executive compensation specialists from time-to-time, as the Compensation Committee deems necessary or helpful, in connection with the establishment and development of our compensation philosophy and programs.

Compensation Strategies and Use of Peer Groups

In Fiscal 2011, we did not utilize specific peer groups or formal benchmarking in determining the compensation packages for our NEOs. Instead, compensation was determined based on the factors as discussed above, including (i) each executive officer’s performance, (ii) our financial performance, (iii) current economic and market conditions, and (iv) our general knowledge of the market for executive talent. In addition, we reviewed aggregated compensation data from pre-selected compensation surveys utilized by Sears Holdings in setting compensation ranges for its workforce to assist us in negotiating the compensation packages of newly hired executive officers, as well as in connection with executive promotions.

Components of Our Executive Compensation Program

The key components of our executive compensation program are:

•	Base Salary;

•	Short-term cash incentives;

•	Long-term equity incentives;

•	Severance benefits; and

•	Other benefits.

We did not and do not currently have formal policies relating to the allocation of total compensation among the various elements of compensation. However, the more senior the position an executive holds, the more influence he or she has over our financial performance, and for this reason, our CEO received a greater amount of total cash compensation than our other NEOs. He also is entitled to receive equity-based awards of higher value than were awarded, or promised to be awarded, to other NEOs to reflect his or her status and level of responsibility within our organization and his or her enhanced ability to drive our overall financial performance.

Base Salary

We set base salaries to reflect each NEOs performance and experience, the executive officer’s expected future contributions to our Company, the responsibilities, impact and importance of the position within our Company, internal pay equity and competitive pay research. The timing and amount of base salary increases depends on each NEOs past performance, promotion and other changes in responsibilities, expected future contributions and current market competitiveness. However, none of the foregoing factors received a specific weighting in the compensation decision-making process. Rather, they were used as overall guidelines in determining the appropriate levels of compensation needed to retain and incentivize our NEOs to remain with us and to grow our portfolio base and future profitability. In making their decisions regarding each NEOs base salary, our CEO and our Human Resources executive relied on their general knowledge and business experiences in our industry, without using any formal peer group analysis or analysis of any specific group of competing companies, but did utilize the Sears Holdings compensation market data described above from time-to-time. The compensation package of NEOs hired during Fiscal 2011 was determined pursuant to arm’s length negotiations with such NEOs.

For Fiscal 2011, the annual base salary of each of our NEOs was as follows:

Named Executive Officers	FY2011 Base Salary
Mark R. Baker		$600,000
Chris D. Newman(1)		$400,000
Steven L. Mahurin		$400,000
Steve Olsen		$350,000
David I. Bogage		$260,000
Thomas J. Carey(2) William C. Robertson(3)	$ $	334,800 284,200

(1)	Mr. Newman’s employment was on an interim basis from November 7, 2011 to December 19, 2011, during which time he received compensation in the amount of $67,500.

(2)	The employment of Mr. Carey terminated on January 23, 2012.
(3)	Mr. Robertson’s position as an officer of the Company ceased on November 7, 2011 and his employment with the Company was terminated on January 1, 2012.

Short-Term Incentives

Each of our NEOs participates in our annual cash incentive plan, or Annual Incentive Plan, along with other members of our management. The Annual Incentive Plan is intended to provide performance-based cash compensation designed to reward our executive officers for their contribution to our fiscal performance. The NEOs are eligible to earn bonuses under the Annual Incentive Plan based on our achievement of financial performance objectives. In February 2011, the Board of Directors set the financial metrics used in our Annual Incentive Plan for Fiscal 2011 to be EBITDA, revenue, gross margin, rate of inventory turn and payroll expenses as a percentage of sales. Productivity measures of rate of inventory turn to plan and payroll expenses as a percentage of sales were assigned to specific NEOs based on their role within the organization and ability to influence the metric. In addition, the minimum threshold for EBITDA must be met for the other metrics to achieve a payout so that NEOs continue to maintain focus on EBITDA along with the productivity metric. In June 2011, the Board of Directors terminated the financial metrics adopted in February 2011 and revised the Annual Incentive Plan financial metrics for the period from June 2011 through the remainder of Fiscal 2011 to be only EBITDA and comparable stores sales.

We strive to set annual incentive compensation targets that are achievable only through strong financial performance, believing that this motivates our executive officers and other participants to deliver ongoing value creation, while allowing the Company to attract and retain a highly talented senior leadership team. Incentive award targets are established as a percentage of base pay that are based on the level of responsibility and position within the Company and external market competitiveness. The incentive award targets are reviewed and approved by the Compensation Committee (or Board of Directors) annually.

The Board of Directors uses EBITDA as the primary profitability measure for establishing the required level of financial performance that must be achieved for management and executive annual incentive compensation purposes. The EBITDA goals for the Annual Incentive Plan are set by the Compensation Committee (or Board of Directors) based upon factors including, but not limited to, competitive business dynamics in the markets in which we operate, anticipated business unit growth, anticipated cost synergies and budget projections.

For purposes of the Annual Incentive Plan, EBITDA is calculated as net income after adding back income taxes, depreciation and amortization, interest expense, stock-based compensation, rent equalization, loss on fixed assets, disposals and other one-time restructuring charges. Under the Annual Incentive Plan for Fiscal 2011, as amended to cover only the period from June 2011 through the remainder of Fiscal 2011, the threshold and target bonus potential for our current NEOs was as follows:

Named Executive Officers(2)	Threshold Bonus Target as a % of Base Salary(1)	Bonus Target as a % of Base Salary(1)
Mark R. Baker(3)	30%	50%
Chris D. Newman(4)	22.5%	37.5%
Steven L. Mahurin	22.5%	37.5%
Steve Olsen	15%	25%
David I. Bogage	15%	25%

(1)	Prorated, as applicable, based on length of service during performance period.
(2)	As a result of the termination of their employment, Messrs. Carey and Robertson were not entitled to any Annual Incentive Plan payouts.
(3)	Mr. Baker received a sign-on bonus in Fiscal 2011 of $322,767.
(4)	Mr. Newman received a sign-on bonus in Fiscal 2011 of $100,000.

The bonus opportunity available to our CEO was higher than for our other executive officers on the basis of his level of responsibility for our overall performance, and because it serves as a key pay-for-performance component of a total cash compensation package that we believe is competitively appropriate for a CEO in our industry. The range and weightings of performance metrics applicable to our other NEOs are a reflection of each NEOs particular level and scope of responsibility and influence with our organization.

Under the terms of the Annual Incentive Plan for Fiscal 2011, as amended, we were required to achieve at least an EBITDA objective of $38.6 million for the period May 29, 2011 through January 28, 2012 and a store comparative sales of at least 3.0% for this same period in order for any bonus amounts to be paid. The bonus pool available under the amended Annual Incentive Plan for 2011 was one-half of the pool available under the original Annual Incentive Plan for Fiscal 2011. No bonus amounts were paid to the NEOs for Fiscal 2011 because we did not meet our minimum EBITDA and store comparative sales thresholds. As a general matter, achievement of target performance objectives is difficult, requiring significant and sustained effort on the part of our executive officers and members of our senior management team. The targeted performance objectives require superior performance under our annual operating plan, although, as a general matter, we anticipate the minimum performance thresholds necessary to earn the threshold bonus amounts to be more readily achievable.

Long-Term Equity Incentives

We believe that successful performance over the long-term is aided by the use of equity-based awards, which create an ownership culture among our executive officers. To accomplish this goal, in May 2010, our Board of Directors approved the Company’s 2010 Stock Incentive Plan, or the 2010 Plan, to provide certain key employees, including our NEOs, with incentives to align their interests with the interests of our shareholders. The 2010 Plan provides for grants of stock awards, incentive stock options, nonqualified stock options, restricted stock, performance awards, or any combination of the forgoing. As of January 28, 2012, the aggregate number of shares of our Class B Common Stock issued under the 2010 Plan was 8,644.06788 and the number of shares of our Class B Common Stock which could be issued pursuant to stock option awards granted under the 2010 Plan was 174,858 shares. All of the stock options awarded to our NEOs under the 2010 Plan were granted in three tranches: 33.34% was granted at an exercise price of $16.67 per share, 33.33% was granted at an exercise price of $33.33 per share and 33.33% was granted at an exercise price of $50 per share. All of the option grants were made at a premium to fair market value, as the valuation of our Class B Common Stock at the time of grant was equal to approximately $15 per share of Class B Common Stock. The stock options granted to our NEOs under the 2010 Plan vest over four years and become exercisable as to 25% on each of the first, second, third and fourth anniversaries of the grant date prior to the Spin-Off, but, after the Spin-Off become exercisable as to 33.33% on each of the first, second and third anniversaries of the grant date following such distribution, with vesting credit given retroactively to the grant date.

In December 2011, we adopted the 2011 Equity Incentive Plan, or the 2011 Plan, in order to attract and retain key personnel and to provide a means for directors, officers, employees, consultants and advisors to acquire and maintain an interest in us, which interest may be measured by reference to the value of our Class A Common Stock. The 2011 Plan is also designed to permit us to make cash-based awards and equity-based awards intended to qualify as “performance-based compensation” under Section 162(m) of the Code. No further equity-based award will be made under the 2010 Plan as a result of the adoption of the 2011 Plan. As of January 28, 2012, no equity based compensation awards of Class A Common Stock had been granted. NEOs hired in Fiscal 2011 were promised to be awarded stock options to purchase our Class B Common Stock under the 2010 Plan, although in anticipation of and as a result of the Spin Off, these stock option awards have yet to be granted. In consideration of the fact that our Class B Common Stock is not publicly traded and as a result, is not likely to provide a comparable incentive to grants of equity awards based upon our Class A Common Stock, which trades on the NASDAQ Capital Market under the symbol “OSH”, we are evaluating a program for by which we would provide for equity awards based upon our Class A Common Stock to certain key employees in consideration of the cancellation and termination of existing stock options awarded to such employees which were based upon our Class B Common Stock and in satisfaction of any promise to grant equity based upon our Class B Common

Stock contained in any of our employment offer letters. We are still determining the amount and nature of the Class A Common Stock equity compensation award to be granted.

Severance Protections

The Company entered into substantially identical severance agreements with each of our NEOs, which provide for severance payments and other benefits upon a qualifying termination. The severance agreements do not include change-in-control triggers. We provide severance to our NEOs as a component of a competitive compensation package. We believe that severance payments provide our executive officers a window of time to locate a new position in the marketplace should their employment with us terminate. In addition, we believe that it is important to provide our NEOs with a sense of stability, both in the middle of transactions that may create uncertainty regarding their future employment and following termination as they seek future employment. We believe that severance protections allow management to focus their attention and energy on the business transaction at hand without any distractions regarding, for example, the impacts on future employment as a result of a transaction.

Under the terms of the severance agreements, in the event a termination without “Cause” or resignation for “Good Reason” (as each such term is defined in the applicable severance agreement), NEOs are generally entitled to severance payments and/or benefits equal to: (i) for Senior Vice Presidents, salary continuation for a period of six months, and for the two Executive Vice Presidents and the CEO salary continuation of twelve months, (ii) continued participation in a subset of the Company’s benefit plans as an active employee for the duration of their salary continuation and (iii) company-paid outplacement services for the duration of their salary continuation. For a further discussion of the severance payments and other benefits provided in connection with a qualifying termination of employment under the severance agreements, see “Potential Payments upon Termination or Change-in-Control” below.

Other Benefits

We may pay sign-on bonuses to our executive officers when determined necessary or appropriate to attract top executive talent from other companies. Executive officers we recruit often have unrealized value in the form of unvested equity and other forgone compensation opportunities. Sign-on bonuses are an effective means of offsetting compensation opportunities an executive officer may lose when he or she leaves a former company to join us. During Fiscal 2011, our CEO and CFO were the only NEOs to receive a sign-on bonus in connection with the commencement of their employment with us. Furthermore, we typically pay bonuses to cover relocation costs incurred by executive officers who are required to relocate in connection with the commencement of their employment with us. For more information regarding other benefits, see “—Summary Compensation Table—All Other Compensation” below.

Our executive officers are eligible to participate in all of our employee benefit plans, such as our medical, dental, vision, group life, disability, accidental death and dismemberment insurance and our 401(k) plan, in each case on the same terms as other employees. Except in limited circumstances, it is our practice not to provide any special perquisites or benefits to executive officers unless it is necessary to retain their employment. We do not provide tax gross-ups of any perquisites, except, in certain circumstances, for relocation and sign-on bonuses.

Tax Considerations

Section 162(m) of the Code generally disallows a tax deduction for certain compensation in excess of $1.0 million per year paid by a publicly held company to its chief executive officer or any of its three other most highly paid executive officers (other than the company’s chief executive officer and chief financial officer). Qualifying performance-based compensation is not subject to the deduction limitation if specified requirements are met. In addition, “grandfather” provisions may apply to certain compensation arrangements that were entered into by a company before it was publicly held. We generally intend to structure the performance-based portion of our executive compensation, when feasible, to comply with exemptions in Section 162(m) so that the compensation remains tax deductible to us. However, to remain competitive with other employers, the Board of Directors may, in its judgment, authorize compensation payments that do not comply with the exemptions in Section 162(m) when it believes that such payments are appropriate to attract and retain executive talent.

Recovery of Certain Awards

We do not currently have a formal policy for recovery of annual incentives paid on the basis of financial results which are subsequently restated. Under the Sarbanes-Oxley Act, a company’s chief executive officer and chief financial officer must forfeit incentive compensation paid on the basis of financial statements for which they were responsible and which need to be restated. We intend to implement a formal policy whereby, in the event of such a restatement, we would expect to recover affected bonuses and incentive compensation. In addition, we intend to implement a formal policy for the recovery of incentive-based compensation paid to current and former executive officers, in compliance with regulations pursuant to the requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act, following the enactment of such regulations.

Analysis of Risk Relating to Our Compensation Programs

Management of the Company, with the assistance of the Hay Group, reviewed the Company’s compensation plans and policies, and considered any potential material risks they may create. Management, together with the Hay Group, reported to the Compensation Committee that it has determined that the Company’s executive compensation program does not encourage excessive risk or unnecessary risk taking, as our programs have been balanced to focus our executive officers on the short-term and long-term financial and operational performance of the Company.

Compensation Committee Report

We, the Compensation Committee of the Board of Directors of the Company, have reviewed and discussed the Compensation Discussion and Analysis contained in this Proxy Statement with management. Based on such review and discussion, we have recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Submitted by the Company’s Compensation Committee of the Board of Directors:

Kevin R. Czinger, Chair

Matthew D. Cwiertnia

Karen M. Rose

Summary Compensation Table

The following table sets forth information concerning the compensation earned by our NEOs for Fiscal 2011, 2010 and 2009:

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary(1) ($)	Bonus Paid in Fiscal Year(2) ($)	Option Awards(3) ($)	Non-Equity Incentive Plan Compensation(4) ($)	All Other Compensation(5) ($)	Total ($)
Mark R. Baker	2011	438,461	322,767			1,528	762,756
President, Chief Executive Officer and Director

Chris D. Newman(6)	2011	98,269	100,000			33,696	231,965
Senior Vice President, Chief Financial Officer and Treasurer

Steven L. Mahurin	2011	253,846				284,790	538,636
Executive Vice President, Merchandising and Director

Steve Olsen	2011	350,000				89	350,089
Senior Vice President, Supply Chain, IT and Chief Strategy Officer	2010	208,654	262,000	377,001		193,792	1,041,447

David I. Bogage	2011	180,000				144,046	324,046
Senior Vice President, Human Resources

Thomas J. Carey(7)	2011	334,800				272,020	606,820
Former Senior Vice	2010	334,800		377,300			712,100
President and Chief	2009	329,415			172,915		502,330
Marketing Officer

William C. Robertson(7)	2011	301,859				153,203	455,062
Former Senior Vice	2010	260,000		377,300			637,300
President, Chief Financial	2009	204,615			69,929		274,544
Officer and Treasurer

(1)	Unless otherwise noted, Fiscal Year 2011 salaries reflect amounts paid between January 30, 2011 and January 28, 2012, Fiscal 2010 salaries reflect amounts paid between January 30, 2010 and January 29, 2011 and Fiscal 2009 salaries reflect amounts paid between January 31, 2009 and January 30, 2010.
(2)	Represents amounts paid as sign on bonuses for each of Mr. Baker and Mr. Newman and a minimum guaranteed bonus of $125,000 and a sign-on bonus of $137,000 in 2010 for Mr. Olsen, all pursuant to the terms of their respective offer letter.
(3)	Represents the aggregate grant date fair market value of stock options calculated in accordance with the fair value method. The grant date fair value of stock options granted was estimated at the date of grant using a Black-Scholes option-pricing model. Option valuation models, including Black-Scholes, require the input of highly subjective assumptions, and changes in the assumptions used can materially affect the grant date fair value of an award.

(4)	None of our NEOs earned compensation under our non-equity incentive compensation plan in 2011 because we did not meet the minimum EBITDA threshold for any bonuses to be paid under the terms of the plan. For a discussion of the Annual Incentive Plan, see “EXECUTIVE COMPENSATION—Compensation Discussion and Analysis—Short-Term Incentives” above.
(5)	See the “All Other Compensation” table below for additional information.
(6)	Mr. Newman joined the Company in November 2011 on an interim basis, during which time he received compensation in the amount of $67,500 for services provided between November 7, 2011 and December 19, 2011, at which time he joined the Company as a full-time employee and received a sign-on bonus of $100,000.
(7)	Mr. Carey’s employment was terminated on January 23, 2012. On November 7, 2011, Mr. Robertson ceased being an officer of the Company and his employment with the Company was terminated on January 1, 2012.

All Other Compensation Table

The following table describes each component of the “All Other Compensation” column in the Summary Compensation Table.

Name	Life Insurance Premiums (1)($)	Relocation Expenses ($)	Relocation Tax Payments ($)	Travel, Meals & Entertainment ($)	Holiday Gift Card ($)	Consulting Fees ($)	Severance (2)($)	COBRA Payment (2)($)	Total ($)
Mark R. Baker	58			1,450	20				1,528
Chris D. Newman	12			3,409		30,275			33,696
Steven L. Mahurin	46	150,000	126,143	8,581	20				284,790
Steve Olsen	69				20				89
David I. Bogage	52	80,000	62,857	1,118	20				144,047
Thomas J. Carey	69				20		251,100	20,831	272,020
William C. Robertson	69				20		142,100	11,014	153,203

(1)	Reflects premiums paid on group term life insurance benefits and long-term disability benefits.
(2)	Amounts paid to Messrs. Carey and Robertson in connection with the termination of their employment with the Company. Mr. Carey’s employment was terminated on January 23, 2012. On November 7, 2011, Mr. Robertson ceased being an officer of the Company and his employment with the Company was terminated on January 1, 2012.

Grants of Plan-Based Awards for Fiscal 2011

The following table sets forth certain information with respect to stock and option awards and other plan-based awards granted during the fiscal year ended January 28, 2012 to our NEOs. No stock, option awards or other plan-based awards were granted during Fiscal 2011.

GRANTS OF PLAN-BASED AWARDS IN FISCAL 2011

Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)

	Threshold ($)	Target/Maximum ($)
Mark R. Baker	180,000	300,000
Chris D. Newman	90,000	150,000
Steven L. Mahurin	90,000	150,000
Steve Olsen	52,500	87,500
David I. Bogage	39,000	65,000

(1)

The awards reported in these columns are the award opportunities that were available under the Annual Incentive Plan. For a discussion of the Annual Incentive Plan, see “EXECUTIVE COMPENSATION—Compensation Discussion and Analysis—Short-Term Incentives” above; provided, however, that a bonus opportunity for Messrs. Baker, Newman and Mahurin was pro-rated based on the number of days worked by the NEO during Fiscal 2011. Messrs. Carey and Robertson were not eligible for a bonus as a result of the termination of their employment with the Company. No awards were earned under the Annual Incentive Plan for 2011 because the Company did not meet the metrics thresholds for any bonuses to be paid under the terms of the plan.

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards for Fiscal 2011

We do not have employment agreements in effect with any of our NEOs. Like other employees, our executive officers are eligible for periodic salary increases based on performance and participation in our annual non-equity incentive plan. Certain of the components of the compensation paid to our NEOs reflected in the Summary Compensation Table and the Grants of Plan-Based Awards in Fiscal 2011 table are based on our NEOs’ offer letters with the Company. These offer letters establish the minimum terms and conditions of each executive officer’s employment, including initial compensation, annual bonus target as a percentage of base salary, dependent on our achievement of metrics, as determined by our Compensation Committee or Board of Directors, sign-on bonus, equity compensation, and relocation reimbursement, if applicable. The bonus targets specified in the offer letters were 50%, 75% and 100% of base salary for Senior Vice Presidents, Executive Vice Presidents and the CEO, respectively. The offer letters also provided for certain grants of equity awards based upon shares of our Class B Common Stock. However, in consideration of the fact that our Class B Common Stock is not publicly traded and as a result, is not likely to provide a comparable incentive to grants of equity awards based upon our Class A Common Stock, which trades on the NASDAQ Capital Market under the symbol “OSH”, we are evaluating a program for by which we would provide for equity awards based upon our Class A Common Stock to certain key employees in consideration of the cancellation and termination of existing stock options awarded to such employees which were based upon our Class B Common Stock and in satisfaction of any promise to grant equity based upon our Class B Common Stock contained in any of our employment offer letters. We are still determining the amount and nature of the Class A Common Stock equity compensation award to be granted.

For a discussion of the severance payments and other benefits provided in connection with a qualifying termination of employment under each NEOs severance agreement, see “Potential Payments upon Termination or Change-in-Control”.

Outstanding Equity Awards at Fiscal 2011 Year-End

The following table sets forth certain information with respect to the number and value of all unexercised options or unvested portions of restricted stock units previously awarded to our NEOs as of January 28, 2012:

OUTSTANDING EQUITY AWARDS AT JANUARY 28, 2012

	Option Awards(1)
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date
Mark R. Baker	—	—	—	—
Chris D. Newman	—	—	—	—
Steven L. Mahurin	—	—	—	—
Steve Olsen(2)	16,034	32,068	16.67-50.00	01/13/21
David I. Bogage	—	—	—	—
Thomas J. Carey(3)	16,034	32,068	16.67-50.00	04/23/12
William C. Robertson(3)	16,034	32,068	16.67-50.00	04/01/12

(1)	Reflects options to purchase Class B Common Stock granted under our 2010 Plan.

(2)	Vesting on Mr. Olsen’s options to purchase Common Stock commenced on January 13, 2011 and, assuming Mr. Olsen continues providing services to the Company will vest and become exercisable in equal installments on January 13, 2012, January 13, 2013 and January 13, 2014.
(3)	Messrs. Carey and Robertson’s vested options expired 90-days from their date of termination from the Company, January 23, 2012 and January 1, 2012, respectively. On November 7, 2011, Mr. Robertson’s position as an officer of the Company ceased and his employment with the Company was terminated on January 1, 2012.

Option Exercises and Stock Vested During Last Fiscal Year

None of our NEOs exercised any of their stock options during Fiscal 2011.

Potential Payments upon Termination or Change-in-Control

Each of the NEOs has entered into a severance agreement with us on substantially the same terms (except for the length of the applicable severance protection period). Pursuant to the terms of the severance agreements, if the executive officer is terminated by us without Cause or resigns for Good Reason, he will be placed on a severance-related leave of absence and will be entitled to receive the following severance payments and benefits: (i) 12 months of base salary continuation for Messrs. Baker, Newman and Mahurin and six months of base salary continuation for the other NEOs, subject to certain offsets, (ii) continued participation in all of our benefit plans and programs (except for our long-term disability plan, flexible spending accounts, company-paid life insurance and 401(k) plan) as an active employee for 12 months for Messrs. Baker, Newman and Mahurin and six months for our other NEOs, and (iii) outplacement services for up to 12 months for Messrs. Baker, Newman and Mahurin and up to six months for our other NEOs. All such severance payments and benefits are subject to the executive officer’s execution of a release of claims. The severance agreements also provide that each executive officer is subject to a perpetual confidentiality covenant and a post-termination non-solicitation of employees covenant for a period equal to the period of his or her respective salary continuation period opportunity, regardless of whether severance pay and benefits are payable under the severance agreement.

For purposes of Mr. Baker’s severance agreement, “Cause” generally means his insubordination, dishonesty, fraud, incompetence, moral turpitude, refusal to perform his duties or responsibilities for any reason other than illness or incapacity or unsatisfactory performance of his duties, as determined by our Board of Directors in its sole discretion. For purposes of the severance agreements with our NEOs, “Cause” generally means (i) a material breach by the executive officer (other than due to disability) of his or her duties and responsibilities which breach is demonstrably willful and deliberate on his or her part, is committed in bad faith or without reasonable belief that such breach is in our best interest and is not remedied in a reasonable period of time after receipt of written notice from us specifying such breach, (ii) the commission by the executive officer of a felony involving moral turpitude or (iii) dishonesty or willful misconduct in connection with the NEO’s employment.

For purposes of the severance agreements, including Mr. Baker’s, “Good Reason” generally means (i) a reduction in more than 10% in the sum of the executive officer’s annual base salary and target bonus, (ii) the executive officer’s mandatory relocation to an office more than 50 miles from the primary location at which he or she is required to perform his or her duties or (iii) any other action or inaction that constitutes a material breach of the terms of the agreement, including failure of a successor company to assume or fulfill the obligations of the agreement. Mr. Baker also has Good Reason to quit if he is removed from our Board of Directors. In each case, the executive officer must provide us with written notice of the events giving rise to a claim of Good Reason within 30 days of its initial existence and we will have 60 days to remedy such event.

The severance agreements do not include single trigger change-of-control provisions which provide for payment or acceleration of equity awards based upon a change of control event in itself.

Using each NEOs current base salary, the maximum total payments by the Company to each NEO under the termination circumstances described above, as of January 28, 2012, the last day of Fiscal 2011, would be as follows:

Current Officers	Cash Severance ($)(1)	Outplacement Services($)(2)	COBRA Premium($)	Unvested In-the-Money Options at January 28, 2012(#)/($)(3)		Total Estimated Benefit ($)
Mark R. Baker	600,000	24,000	21,204		—	645,204
Chris D. Newman	400,000	24,000	21,204		—	445,204
Steven L. Mahurin	400,000	24,000	21,204		—	445,204
Steve Olsen	175,000	16,000	17,587	13,151.16/$	10,602	227,738.16
David I. Bogage	130,000	16,000	10,602		—	156,602
Thomas J. Carey(4)	—	—	—		—	—
William C. Robertson(4)	—	—	—		—	—

(1)	Reflects 12 months continued salary for Messrs. Baker and Newman and 6 months continued salary for Messrs. Olsen, Mahurin and Bogage.
(2)	Upon the first day of termination from the Company, the NEOs will be eligible for outplacement services, at the expense of the Company.
(3)	Upon Mr. Olsen’s termination of employment by the Company without Cause, or by Mr. Olsen for Good Reason within twelve months of a change-in-control of the Company, and subject to the terms, conditions, and restrictions of Mr. Olsen’s non-qualified stock option agreement, Mr. Olsen’s unvested options will fully vest. The table above shows our estimate of the amount of the benefit Mr. Olsen would receive if the unvested options held by him as of January 28, 2012 had become fully-vested as described in this footnote and assumes the Class B Common Stock is of equal value as the Class A Common Stock. The estimated benefit amount of unvested options was calculated by multiplying the number of in-the-money unvested options held by Mr. Olsen by the difference between the closing price of our Class A Common Stock on January 27, 2012, the last trading day of Fiscal 2011, as reported by NASDAQ, which was $17.90, and the exercise price of the option.
(4)	Messrs. Carey and Robertson each received severance compensation in connection with the termination of their employment with the Company (see the “All Other Compensation” table above for additional information).

COMPENSATION OF MEMBERS OF OUR BOARD OF DIRECTORS

During Fiscal 2011, and prior to the Spin-Off, no individual who served as a director during Fiscal 2011 was paid or earned any director compensation. In December 2011, in anticipation of the Spin-Off, the Board adopted our Director Compensation Policy covering our outside directors, Messrs. Czinger and Bryant and Mss. Rose and Healy. Under our Director Compensation Policy, each of our outside directors receives a mix of cash and equity-based compensation. In addition, all Board members are entitled to reimbursement by the Company for reasonable travel to and from meetings of the Board, and reasonable food and lodging expenses incurred in connection therewith. The Compensation Committee will review our Director Compensation Policy from time-to-time to ensure that compensation levels are fair and appropriate. Under the Director Compensation Policy, outside directors are compensated in the following manner:

	Cash Compensation(1)		Equity Compensation
Annual Retainer:
Board Member	$50,000	(1)	(2)
Audit Committee Chair (additional)	10,000		—
Compensation Committee Chair (additional)	2,500		—
Nominating and Corporate Governance Committee Chair (additional)	2,500		—

(1)

Assumes service for a full year; outside directors who serve for less than the full year are entitled to receive a pro-rated portion of the applicable payment. Each “year”, for purposes of the Director Compensation

Policy, begins on the date of our annual meeting of stockholders and ends at the next annual meeting of stockholders. For services from the period of time from the Spin-Off until the Annual Meeting, the cash compensation is $25,000 per outside director, one-half of which was paid on March 21, 2012, and one-half of which, assuming continued Board service, will be paid on the date of the Annual Meeting.

(2)	For services from the period of time from the Spin-Off until the Annual Meeting, each outside director received 1,147 shares of Class A Common Stock, 574 shares of which vested on March 21, 2012 and 573 shares of which will, assuming continued Board service, vest on the date of the Annual Meeting. The annual grant of shares of Class A Common Stock for 2012 will be determined by dividing $50,000 by the fair market value of the Class A Common Stock on the date of the Annual Meeting. The shares will then vest over a period of one year, in four equal installments, at a rate of 25% of the shares vesting quarterly, subject to the outside director’s continued Board service on each such date.

EQUITY COMPENSATION PLAN INFORMATION

The following table summarizes the Company’s equity compensation plan information as of January 28, 2012. The Company’s 2011 Plan, was approved by the Company’s stockholders on December 16, 2011, and currently provides for the granting of up to one million shares of Class A Common Stock in the form of nonqualified and incentive stock options, SARs, restricted stock, restricted stock units, deferred stock units, performance shares and other stock awards to employees, non-employee directors and consultants.

Plan Category(1)	Number of Shares to be Issued Upon Exercise of Outstanding Options, Warrants and Rights		Weighted- Average Exercise Price of Outstanding Options, Warrants and Rights ($)	Number of Shares Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Shares Reflected in Columns)
Equity compensation plans approved by stockholders	206,928	(1)	$33.33	1,000,000	(2)
Equity compensation plans not approved by stockholders	—		—	—
Total	206,928		—	1,000,000

(1)	Represents options to purchase shares of Class B Common Stock issued pursuant to our 2010 Plan.
(2)	Represents awards to purchase shares of Common Stock that may be issued pursuant to our 2011 Plan.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS

The following table sets forth, as of April 23, 2012, certain information with respect to the beneficial ownership of the Company’s capital stock by (i) each director and director-nominee of the Company, (ii) each NEO and (iii) all directors and executive officers of the Company as a group. The address for those individuals for which an address is not otherwise provided is c/o Corporate Secretary, Orchard Supply Hardware Stores Corporation, 6450 Via Del Oro, San Jose, California 95119.

Name of Beneficial Owner	Title of Class of Capital Stock(1)	Shares Beneficially Owned(1)(2)	Percent of Class of Stock(3)
Mark R. Baker	—	—	—
Chris D. Newman	—	—	—
Mark A. Bussard	—	—	—
Steven L. Mahurin	—	—	—
Steve Olsen(4)	Class B Common Stock	16,034	65.0%
David I. Bogage	—	—	—
Thomas J. Carey (former)	—	—	—
William C. Robertson (former)	—	—	—
William C. Crowley	Class A Common Stock(5) Series A Preferred Stock(6)	6,655 6,802	* *
Matthew D. Cwiertnia	—	—	—
Kevin R. Czinger(7)	Class A Common Stock	1,147	*
Susan L. Healy(7)	Class A Common Stock	1,147	*
David B. Kaplan	—	—	—
Karen M. Rose(7)	Class A Common Stock	1,147	*
Bryant W. Scott(7)	Class A Common Stock	1,147	*
All Directors and Executive Officers as a Group (16 persons)	Class A Common Stock Class B Common Stock Series A Preferred Stock	11,243 16,034 6,802	* 65.0 *	%

(1)	Except as otherwise indicated, the persons named in this table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them, subject to community property laws, where applicable, and to the information contained in the footnotes to this table. This table is based upon the most current information supplied to us by current and former officers and directors of the Company and upon information gathered by us about principal stockholders known to us based on a Schedule 13G or 13D and Forms 3, 4 and 5 filed with the Securities and Exchange Commission.
(2)	Under the rules of the Securities and Exchange Commission, a person is deemed to be the beneficial owner of shares that can be acquired by such person within 60 days upon exercise of stock options vesting or stock awards, or vesting of restricted stock units.
(3)	Calculated on the basis of 4,810,588 shares of Class A Common Stock, 8,644.06788 shares of Class B Common Stock and 4,806,000 shares of Series A Preferred Stock outstanding as of April 23, 2012, provided that any additional shares of Common Stock that a stockholder has a right to acquire within 60 days after April 23, 2012 are deemed to be held and outstanding for the purpose of calculating that stockholder’s percentage of beneficial ownership but not the percentages of beneficial ownership of other stockholders.
(4)	Consists of Class B Common Stock issuable upon exercise of vested options exercisable within 60 days after April 23, 2012.
(5)

Such shares are held as follows: 2,011 shares held by Mr. Crowley; 4,274 shares held by Tynan, LLC; and 370 shares held through a grantor retained annuity trust of which Mr. Crowley is the trustee. Any amounts reported do not include any securities of the Company held by ESL and its affiliates. Mr. Crowley is the President and Chief Operating Officer of ESL, which, together with several of its affiliates and related entities, owns common stock and preferred stock of the Company. Mr. Crowley expressly disclaims beneficial ownership of the securities of the Company owned by ESL, its affiliates and its related entities.

(6)	Such shares are held as follows: 2,011 shares held by Mr. Crowley; 4,421 shares held by Tynan, LLC; and 370 shares held through a grantor retained annuity trust of which Mr. Crowley is the trustee. Any amounts reported do not include any securities of the Company held by ESL. Mr. Crowley is the President and Chief Operating Officer of ESL, which, together with several of its affiliates and related entities, owns common stock and preferred stock of the Company. Mr. Crowley expressly disclaims beneficial ownership of the securities of the Company owned by ESL, its affiliates and its related entities.
(7)	Consists of shares of Class A Common Stock subject to restricted stock awards made to each of Mss. Healy and Rose and Messrs. Czinger and Scott under the Company’s Director Compensation Policy.

The following table sets forth certain information about persons the Company knows, based on inspections of Schedule 13G or 13D and Forms 3, 4 and 5 filed with the Securities and Exchange Commission, to be beneficial owners of five percent or more of Class A Common, Class B Common, or Class C Common Stock as of April 23, 2012.

Name of Beneficial Owner	Title of Class of Common Stock	Shares Beneficially Owned	Percent of Class of Stock(5)	Combined Voting Power of All Classes of Voting Capital Stock Beneficially Owned(5)
ESL Investments, Inc. and related persons, as a group(1) 200 Greenwich Ave. Greenwich, CT 06830	Class A Common Stock	2,898,227	60.3%	48.2%

ACOF I LLC(2) 2000 Avenue of the Stars, 12th Floor Los Angeles, CA 90067	Class C Common Stock	1,194,000	100%	19.9%

Fairholme Capital Management, L.L.C. and related persons, as a group(3) 4400 Biscayne Blvd., 9th Floor Miami, FL 33137	Class A Common Stock	718,299	14.9%	11.95%

Steve Olsen(4) c/o Orchard Supply Hardware Stores Corporation 6450 Via Del Oro San Jose, CA 95119	Class B Common Stock	16,034	65.0%	*

Less than 1%

(1)

Consists of an aggregate of 2,898,227 shares held as follows: 1,677,833 shares of Class A Common Stock held by ESL Partners, L.P. (“Partners”); 445,900 shares held by ESL Investors L.L.C. (“Investors”); 454 shares held by ESL Institutional Partners, L.P. (“Institutional”); 32 shares held by CRK Partners, LLC (“CRK LLC”); 767,353 shares held by Edward S. Lampert, 4,274 shares held by Tynan, LLC; and Mr. Crowley holds 2,011 shares directly and 370 shares through a grantor retained annuity trust of which he is the trustee. Mr. Lampert is the sole stockholder, chief executive officer and director of ESL, a member and manager of Tynan. Mr. Crowley is the president and chief operating officer of ESL and a member and manager of Tynan. ESL is the general partner of RBS, the sole member of CRK and the manager of RBSIM. RBS is the general partner of Partners and the managing member of Investors. RBSIM is the general partner of Institutional. Each of Mr. Lampert and Mr. Crowley entered into a letter agreement with Partners (each, a “Lock-Up Agreement”) that restricts the purchases and sales by Mr. Lampert and Mr. Crowley of the shares. Pursuant to the Lock-Up Agreements, Mr. Lampert and Mr. Crowley generally are required to sell Shares and purchase additional Shares on a pro rata basis with the sales and purchases of shares made by Partners, and generally must make such sales and purchases on substantially the same terms and conditions as Partners (subject to certain legal, tax, accounting or regulatory considerations). Mr. Lampert and Mr. Crowley are also restricted from certain sales of Shares or purchases of additional shares except in accordance with the Lock-Up Agreements. Each of Partners, Investors, Institutional, CRK LLC, Tynan, LLC, Mr. Lampert and Mr. Crowley disclaim beneficial ownership of shares not directly held by it/him.

(2)	ACOF is owned by Ares Corporate Opportunities Fund, L.P. (“ACOF Opportunities”). The general partner of ACOF Opportunities is ACOF Management, L.P. (“ACOF Management”). The general partner of ACOF Management is ACOF Operating Manager, L.P. (“ACOF Operating”). The general partner of ACOF Operating is Ares Management, Inc. (“Ares Inc.”). Ares Inc. is owned by Ares Management LLC (“Ares Management”), which, in turn, is owned by Ares Management Holdings LLC (“Ares Management Holdings”). Ares Management Holdings is controlled by Ares Holdings LLC (“Ares Holdings”), which, in turn, is controlled by Ares Partners Management Company LLC (“APMC”) (APMC, ACOF, ACOF Opportunities, ACOF Management, ACOF Operating, Ares Inc., Ares Management, Ares Management Holdings, and Ares Holdings are collectively referred to in this footnote as the “Ares Entities”). APMC is managed by an executive committee comprised of Michael Arougheti, David Kaplan, Gregory Margolies, Antony Ressler and Bennett Rosenthal. Because the executive committee acts by consensus/majority approval, none of the members of the executive committee has sole voting or dispositive power with respect to any shares of Common Stock. Each of the members of the executive committee, the Ares Entities (other than ACOF and ACOF Opportunities with respect to the shares held directly by ACOF) and the directors, officers, partners, stockholders, members and managers of the Ares Entities expressly disclaims beneficial ownership of any shares of Common Stock and nothing herein shall be deemed an admission that any such person or entity is the beneficial owner of such shares.
(3)	Consists of shares of Class A Common Stock owned, in the aggregate, by Bruce R. Berkowitz (“Mr. Berkowitz”) and various investment vehicles managed by Fairholme Capital Management, L.L.C. (“FCM”) of which 641,893 are owned by The Fairholme Fund and 8,070 are owned by The Fairholme Allocation Fund, each a series of Fairholme Funds, Inc. Because Mr. Berkowitz, in his capacity as the Managing Member of FCM or as President of Fairholme Funds, Inc., has voting or dispositive power over all shares beneficially owned by FCM, he is deemed to have beneficial ownership of all such shares. Each of Mr. Berkowitz, The Fairholme Fund, and FCM disclaim beneficial ownership of shares of Class A Common Stock for any purpose, except to the extent of any pecuniary interest therein.
(4)	Consists of Class B Common Stock issuable upon exercise of vested options exercisable within 60 days after April 23, 2012.
(5)	Calculated on the basis of 4,810,588 shares of Class A Common Stock, 8,644.06788 shares of Class B Common Stock, 1,194,000 shares of Class C Common Stock and 4,806,000 shares of Series A Preferred Stock outstanding as of April 23, 2012, provided that any additional shares of Common Stock that a stockholder has a right to acquire within 60 days after April 23, 2012 are deemed to be held and outstanding for the purpose of calculating that stockholder’s percentage of beneficial ownership but not the percentages of beneficial ownership of other stockholders.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our executive officers and directors and persons who beneficially own more than 10% of our Common Stock to file initial reports of beneficial ownership and reports of changes in beneficial ownership with the SEC. Such persons are required by SEC regulations to furnish us with copies of all Section 16(a) forms filed by such person.

Based solely on our review of such forms furnished to us and written representations from certain reporting persons, we believe that all filing requirements applicable to our executive officers, directors and greater-than-10% stockholders were complied with for Fiscal 2011.

STOCKHOLDER PROPOSALS TO BE PRESENTED AT NEXT ANNUAL MEETING

If you want to include a stockholder proposal in the proxy statement for our 2013 Annual Meeting of Stockholders, it must be delivered to the Company not later than January 7, 2013, and it must satisfy the rules and regulations of the SEC to be eligible for inclusion in the proxy statement for that meeting. However, if the date of our 2013 Annual Meeting of Stockholders changes by more than 30 days from the date of our Annual Meeting, then the deadline is a reasonable time before we begin to print and mail proxy materials for the 2013 Annual Meeting of Stockholders.

If you want to submit a stockholder proposal or nominate a director for our 2013 Annual Meeting of Stockholders, but you do not require that the proposal be included in the Company’s proxy materials, it must be delivered to the Company not sooner than February 21, 2013 nor later than March 23, 2013. However, if the date of our 2013 Annual Meeting of Stockholders changes by more than 30 days from the date of our Annual Meeting, then the deadline is the later of 90 days before the meeting or 10 days after the public announcement of the meeting. Your notice must also include the information required by our Bylaws.

Notwithstanding anything to the contrary set forth above with respect to director nominations not requested to be included in Company’s proxy materials, in the event that the number of directors to be elected to the Board is increased, or the Initial Trigger Class A Directorship has been created and not eliminated pursuant to Article FIFTH, Section (E) of the Restated Certificate, and, in either case, there has been no public announcement indicating such increase or creation, as applicable, or naming all of the nominees for director, made by the Company at least 10 days before the last day a stockholder may deliver a notice of nomination in accordance with the preceding sentence, a stockholder’s notice will be considered timely, but only with respect to any newly created directorship created by such increase, or the Initial Trigger Class A Directorship, as applicable, if it is received by the Company not later than the close of business on the 10th day following the day on which the public announcement is first made by the Company.

All stockholder proposals must be delivered to the Company at the following address: c/o Corporate Secretary, Orchard Supply Hardware Stores Corporation, 6450 Via Del Oro, San Jose, California 95119.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for our Notice of Internet Availability of Proxy Materials, and for those stockholders that received a paper copy of proxy materials in the mail, our proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single Notice, or for stockholders receiving a paper copy of proxy materials, a Proxy Statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of brokers with account holders who are Orchard stockholders will be “householding” our proxy materials. A single Notice, or for stockholders receiving a paper copy of proxy materials, a Proxy Statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate Notice, or for stockholders receiving a paper copy of proxy materials, a Proxy Statement and Annual Report, please notify your broker, direct your written request to the c/o Corporate Secretary, Orchard Supply Hardware Stores Corporation, 6450 Via Del Oro, San Jose, California 95119, or by fax at (408) 365-2799. Stockholders who currently receive multiple copies of the Notice or for stockholders receiving a paper copy of proxy materials, a Proxy Statement at their address and would like to request “householding” of their communications should contact their broker.

TRANSACTION OF OTHER BUSINESS

At the date of this Proxy Statement, the Board of Directors knows of no other business that will be conducted at the Annual Meeting other than as described in this Proxy Statement. If any other matter or matters are properly brought before the Annual Meeting, or any adjournment or postponement of the Annual Meeting, it is the intention of the persons named in the accompanying form of proxy to vote the proxy on such matters in accordance with their best judgment.

By order of the Board of Directors,

MICHAEL W. FOX

Secretary

May 7, 2012

ORCHARD SUPPLY HARDWARE STORES CORPORATION

6450 VIA DEL ORO

SAN JOSE, CA 95119

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

For Withhold For All To withhold authority to vote for any

All All Except individual nominee(s), mark “For All

Except” and write the number(s) of the

The Board of Directors recommends you vote nominee(s) on the line below.

FOR the following:

1. Election of Directors

Nominees

01 Mark R. Baker 02 Mark A. Bussard 03 William C. Crowley 04 Kevin R. Czinger 05 Susan L. Healy

06 Steven L. Mahurin 07 Karen M. Rose 08 Bryant W. Scott

The Board of Directors recommends you vote FOR proposals 2 and 3: For Against Abstain

2 Proposal to ratify the selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending February 2, 2013.

3 To vote on a non-binding advisory resolution regarding executive compensation.

The Board of Directors recommends you vote 3 YEARS on the following proposal: 1 year 2 years 3 years Abstain

4 To vote on how frequently a non-binding advisory resolution regarding executive compensation will be submitted to stockholders in the future.

NOTE: To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

0000144253_1 R1.0.0.11699

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report, Notice & Proxy Statement is/are available at www.proxyvote.com .

ORCHARD SUPPLY HARDWARE STORES CORPORATION Annual Meeting of Stockholders June 21, 2012 8:00 AM (PDT) This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) Mark R. Baker and Chris D. Newman, or either of them, as proxies, each with the power to appoint his or her substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of equity securities of Orchard Supply Hardware Stores Corporation that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 8:00 a.m., local time on June 21, 2012, at the Company’s principal offices, 6450 Via Del Oro, San Jose, CA 95119 and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

Continued and to be signed on reverse side

0000144253_2 R1.0.0.11699